UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ALLEGHANY CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	March 16, 2018

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) will be held at the offices of its subsidiary Transatlantic Holdings, Inc., One Liberty Plaza, 17th Floor, New York, New York, on Friday, April 27, 2018 at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors for terms expiring in 2021.

2.	To ratify the selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm for fiscal 2018.

3.	To hold an advisory, non-binding vote on executive compensation.

4.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Holders of Alleghany common stock at the close of business on March 1, 2018 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2018 Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the 2018 Annual Meeting. Representation of your shares at the 2018 Annual Meeting is very important. Whether or not you plan to attend in person, we encourage you to vote your shares promptly by using the Internet or telephone, or by signing and returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before it is voted at the 2018 Annual Meeting by written notice to the Secretary of Alleghany, by submitting a new proxy with a later date, or by voting in person at the 2018 Annual Meeting.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary
Alleghany Corporation 1411 Broadway, 34th Floor New York, New York 10018

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2018 Annual Meeting of Stockholders to be Held on April 27, 2018: Proxy materials relating to the 2018 Annual Meeting (notice of meeting, proxy statement, proxy and 2017 Annual Report to Stockholders on Form 10-K) are also available on the Internet at www.edocumentview.com/YAL.

PROXY STATEMENT — TABLE OF CONTENTS

2017 Stock Vested	65
Nonqualified Deferred Compensation	65
Pension Benefits	67
Payments Upon Termination of Employment	69
CEO Pay Ratio	71
STOCKHOLDER NOMINATIONS AND PROPOSALS	72
ADDITIONAL INFORMATION	73

PROXY STATEMENT SUMMARY

This summary highlights selected information that is discussed in more detail elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the full Proxy Statement before voting. Unless the context otherwise requires, references in this Proxy Statement to “Alleghany,” the “Company,” “we,” “our” or “us” refer to Alleghany Corporation, references to the “Board” refer to our Board of Directors, references to the “common stock” refer to our common stock, par value $1.00 per share, and references to the “2018 Annual Meeting” refer to our 2018 Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

2018 ANNUAL MEETING INFORMATION

Date and Time	Friday, April 27, 2018 at 10:00 a.m. local time

Location	Transatlantic Holdings, Inc. One Liberty Plaza, 17th Floor New York, New York

Record Date	March 1, 2018

Mailing Date	On or about March 16, 2018

MEETING AGENDA AND BOARD RECOMMENDATIONS

Voting Matter		Board’s Recommendation	Additional Information
Proposal 1:	Election of Directors	FOR each director nominee	pages 28-33
Proposal 2:	Selection of Independent Accounting Firm	FOR	pages 34 and 35
Proposal 3:	Advisory Vote on Executive Compensation	FOR	pages 37 to 71

HOW TO VOTE (pages 9-10)

You can vote by any of the following methods:

By Internet	Go to the voting website, www.envisionreports.com/YAL

By Telephone	If you reside in the United States, Canada or U.S. territories, call toll free 1-800-652-VOTE (8683)

By Mail	If you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you

In person	Attend the Annual Meeting and vote by ballot

If you vote by the Internet or telephone, you must vote no later than 1:00 a.m., Eastern Daylight Time, on April 27, 2018.

BOARD NOMINEES (page 29)

William K. Lavin Age 73 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc., a specialty foods company.

Mr. Lavin’s qualifications to serve on the Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies and his financial literacy.

Phillip M. Martineau Age 70 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee

Mr. Martineau was Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, from June 2005 until his retirement in May 2014.

Mr. Martineau’s qualifications to serve on the Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience serving on the boards of directors of other companies.

Raymond L.M. Wong Age 65 Director since 2006 Chairman of the Compensation Committee Member of the Audit Committee

Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in 2007. Prior to that, from 2002 until 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and private investment company. In addition, Mr. Wong is a director of several private companies, including Health Platforms, Inc. (Doctor.com), a healthcare marketing technology company, Hurel Corporation, a life sciences tool company, Oncoceutics, Inc., a biopharmaceutical company, One Clipboard, Inc. (Splash), an event marketing technology company, RiskSense, Inc., a cybersecurity company, and VALC Enterprises, Inc. (Home Captain), a financial technology company.

Mr. Wong’s qualifications to serve on the Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

GOVERNANCE HIGHLIGHTS

Board Independence	Seven of our eight directors are independent directors. All of our standing Board committees are chaired by independent directors. Our Audit, Compensation and Nominating and Governance Committees are 100% independent.

Board Structure	Our Board is divided into three separate classes of directors. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years.

Risk Oversight	Our Board and its committees work with management to diligently monitor and manage risk.

Independent Chairman	Our current Chairman is an independent director. Our policy is that the Chairman should not be an Alleghany officer.

Board and Committee Evaluations	Our annual Board and committee evaluation processes help promote the effectiveness of the Board and its committees.

Director Tenure	Our Board has an average tenure of approximately 11 years, with half of our current directors joining the Board in 2009 or later.

Stock Ownership Guidelines	Executive officers are required to hold shares of common stock valued at three to five times their base salary (varies depending on position). Directors are required to hold common stock and/or restricted stock units valued at least five times the annual board retainer within five years of election to the Board. We have a policy prohibiting hedging and pledging of Alleghany securities by directors and executive officers to discourage excessive risk-taking.

PERFORMANCE HIGHLIGHTS

2017 and long-term financial results highlights are as follows:

Alleghany Performance in 2017

•	Achieved a 7.4% increase in common stockholders’ equity per share to $553.20 at 2017 year-end from $515.24 at 2016 year-end despite incurring $511 million of after-tax net catastrophe losses representing 6.0% of Alleghany’s capital at the beginning of 2017, in a year when the industry is estimated to have incurred over $130 billion of worldwide catastrophe losses.

•	Net earnings of $90 million in 2017, compared with $457 million in 2016, primarily reflecting the significant catastrophe losses in 2017.

•	A consolidated net pre-tax underwriting loss of $316 million on almost $5.0 billion of net premiums earned, which generated a combined ratio of 106.4%. The underwriting loss included $818 million of current year pre-tax catastrophe losses, which added 16.5 points to the combined ratio and an estimated $265 million of favorable loss reserve development, which reduced the combined ratio by 5.3 points.

•	Alleghany’s equity and fixed income portfolios significantly outperformed their investment benchmarks.

•	Sold Pacific Compensation Corporation, or “PacificComp,” to CopperPoint Mutual Insurance Company in December 2017.

•	Continued to build the manufacturing and service businesses of Alleghany Capital Corporation, or “Alleghany Capital”, including acquiring a majority interest in WWSC Holdings, LLC, a structural steel fabricator and erector, and a minority interest in Wilbert Funeral Services, Inc. Alleghany Capital’s manufacturing and service businesses had operating earnings before taxes of $66 million in 2017, compared with $43 million in 2016.

Additional information regarding Alleghany’s 2017 results, including audited consolidated financial statements, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A,” with respect to 2017 results, is contained in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2017, or the “Form 10-K,” which was filed with the U.S. Securities and Exchange Commission, or the “SEC,” on February 22, 2018. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

Alleghany Long-Term Performance

We believe that Alleghany’s performance is best measured over the long term, and that long-term growth in common stockholders’ equity per share is the best metric for evaluating such performance. In this regard, the table below shows the annual, and three- and ten-year average rolling, annualized growth in our common stockholders’ equity per share during the five-year period from December 31, 2012 to December 31, 2017:

	Common Stockholders’ Equity Per Share	Annual Return
			Rolling Annualized Average
Year			Three-Year	Ten-Year
2012	379.13	10.8	8.7	8.8
2013	412.96	8.9	8.3	8.5
2014	465.51	12.7	10.8	8.6
2015	486.02	4.4	8.6	8.6
2016	515.24	6.0	7.7	7.8
2017	553.20	7.4	5.9	7.0
Average		8.4%	8.3%	8.2%

As can be seen in the table above, Alleghany’s common stockholders’ equity per share has compounded over the various time metrics in the mid-range of Alleghany’s stated strategic objective of 7-10% annual growth in common stockholders’ equity per share.

The chart below summarizes Alleghany’s common stockholders’ equity per share growth and stock price performance over the ten-year period from December 31, 2007 to December 31, 2017, compared with the S&P 500, with all values indexed to December 31, 2007. During this ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 7.0%, compared with a compound annual rate of return of 8.5% for the S&P 500, and the price of Alleghany common stock (adjusted for stock dividends) appreciated at a 4.8% compound annual rate of return. Alleghany’s stock price performance lagged the growth in stockholders’ equity per share because the price of Alleghany common stock was 132% of stockholders’ equity per share on December 31, 2007, compared with 108% on December 31, 2017.

As indicated by the data presented in the chart above, Alleghany’s growth in common stockholders’ equity per share has been relatively consistent. The trading price of Alleghany’s common stock has been more volatile, reflecting the volatility of the stock market in general. In Alleghany’s view, growth in common stockholders’ equity per share is a better measure of fundamental performance and value creation as compared to the more volatile trading price of Alleghany’s common stock. As such Alleghany focuses its executive compensation incentive program on building common stockholders’ equity per share over time.

COMPENSATION HIGHLIGHTS

Compensation Philosophy

Our executive compensation program is intended to provide competitive total compensation to each of Alleghany’s executive officers (as listed on page 24), or the “Named Executive Officers,” that is aligned with the interests of our stockholders in increasing our common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. This approach enables us to manage risk to avoid loss of capital during periods of economic turmoil, which we believe creates maximum value for stockholders in the long term, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable.

For 2017, this compensation philosophy was evidenced by the following compensation highlights:

•	CEO total direct compensation (salary, annual cash incentive and long-term equity based awards) was approximately $7.6 million, representing approximately 0.2% of 2017 revenues, and total direct compensation for our Named Executive Officers as a group was approximately $17.9 million, representing approximately 0.4% of 2017 revenues.

•	86.8% of Mr. Hicks’s 2017 total direct compensation was linked to performance, while performance-linked compensation for our other Named Executive Officers averaged 72.6% of total direct compensation in 2017.

•	Mr. Hicks’s 2017 total direct compensation increased 2% from 2016 total direct compensation, due to a higher target long-term incentive award, partially offset by a lower annual incentive payout for 2017.

•	Annual incentive plan awards included a financial objective but also discretion given the nature of Alleghany’s business and long-term approach, with the discretionary aspect being restricted by the fact that payouts for 2017 were limited to the lesser of (i) approximately $6.2 million (representing the maximum potential payout for our Named Executive Officers as a group) and (ii) 3% of 2017 annual adjusted pre-tax earnings.

•	Long-term performance share awards were subject to goals believed to be challenging to meet in today’s low interest rate and volatile market environment and that are aligned with our corporate financial objective of long-term growth in book value, with no payout being made if threshold performance is not achieved, and with our CEO’s long-term incentives based 100% on performance.

Elements of 2017 Compensation

The principal elements of compensation paid to our Named Executive Officers and the percentage that these elements represent of the 2017 compensation for our chief executive officer and our other Named Executive Officers are reflected below.

2017 Named Executive Officer Compensation

Set forth below is the 2017 compensation for each Named Executive Officer as determined under Securities and Exchange Commission (“SEC”) rules, plus an additional, final column, entitled “Total Not Including Change in Pension Value.” The amounts reported in this final column differ substantially from, and are not a substitute for, the amounts reported in the “SEC Total” column. The amounts reported in the final column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in the Summary Compensation Table in any given year. To facilitate that understanding, this column shows total compensation without pension value changes. See the 2017 Summary Compensation Table and the accompanying notes to the table beginning on page 58 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	SEC Total	Total not Including Change in Pension Value
Weston M. Hicks	$1,000,000	$—	$4,502,372	$2,137,500	$1,844,203	$163,287	$9,647,362	$7,803,159
President and chief executive officer

Joseph P. Brandon	850,000	—	2,551,040	1,275,000	137,703	136,930	4,950,673	4,812,970
Executive Vice President

Christopher K. Dalrymple	670,000	—	1,005,195	502,000	416,635	106,674	2,700,504	2,283,869
Senior Vice President, General Counsel and Secretary

Roger B. Gorham	620,000	—	309,900	310,000	314,528	99,997	1,654,425	1,339,897
Former Senior Vice President - Head of Fixed Income and Treasurer

John L. Sennott, Jr.	670,000	—	1,005,195	502,000	—	107,135	2,284,330	2,284,330
Senior Vice President and chief financial officer

Long-Term Compensation Highlights

During the ten-year performance period set out in the graph on page 5, we believe that Mr. Hicks’s compensation has been well-aligned with Alleghany’s long-term performance as can be seen in the table below:

10-year Pay-TSR(1) Alignment

($ thousands)

	Year											CAGR
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	1 Year	3 Year	10 Year(4)
CEO Total Compensation(2)	6,522	6,435	6,206	5,636	7,347	7,332	6,216	10,543	6,869	8,573	9,647	12.5%	(2.9%)	4.0%
Pension Value Increase/(Decrease)	1,160	1,594	1,066	822	1,922	1,259	(1,232)	2,914	(23)	946	1,844
CEO SCT Compensation Excluding Pension(3)	5,361	4,840	5,140	4,814	5,425	6,072	7,448	7,629	6,892	7,627	7,803	2.3%	0.7%	3.8%
Indexed TSR	100	72	71	81	77	90	108	125	129	164	161	(2.0%)	8.7%	4.8%
TSR vs. CEO Compensation (excl. pension) Increases / (Decreases)												(4.2)%	8.0%	1.0%
Indexed BVPS Growth	100	95	105	116	122	135	147	165	173	183	197	7.4%	5.9%	7.0%
BVPS vs. CEO Compensation (excl. pension) Increases / (Decreases)												5.1%	5.2%	3.2%

(1)	Total Shareholder Return reflects Alleghany share price appreciation including the impact of stock dividends.

(2)	Includes annual fluctuation in pension value. Calculated according to SEC rules except for 2013 and 2015, which include a negative value for Mr. Hicks’s pension benefit. SEC rules require that negative pension value changes are reflected as a “zero” in table.

(3)	Represents CEO compensation as reported in the Summary Compensation Table on page 58, excluding annual fluctuation in pension value.

(4)	Total Shareholder Return for this period reflects that the price of Alleghany common stock was 132% of stockholders’ equity per share on December 31, 2007, compared with 108% on December 31, 2017.

QUESTIONS AND ANSWERS ABOUT ALLEGHANY’S 2018 ANNUAL MEETING

Q:	Why did I receive these proxy materials?

A:	You have received these proxy materials because the Board is soliciting your proxy to vote your shares of common stock at the 2018 Annual Meeting.

Q:	Who is entitled to vote at the 2018 Annual Meeting?

A:	Alleghany has one class of voting stock outstanding: its common stock. If you were a holder of common stock at the close of business on March 1, 2018, the record date for the 2018 Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 1, 2018, there were 15,396,674 shares of common stock outstanding and entitled to vote. Each share of common stock has one vote.

Q:	How can I vote my shares?

A:	You can vote your shares in two ways: either by proxy or in person at the 2018 Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the Internet, telephone or, if you received a printed copy of your proxy materials, mail. Each of these procedures is more fully explained below. Even if you plan to attend the 2018 Annual Meeting in person, the Board recommends that you vote promptly by proxy to ensure that your shares are represented at the 2018 Annual Meeting.

Q:	How can I vote my shares by proxy?

A:	Because many stockholders cannot attend the 2018 Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy using the Internet, telephone or, if you received a printed copy of your proxy materials, mail, each as more fully explained below. In the case of voting your proxy using the Internet or telephone, the deadline for voting is 1:00 a.m. (Eastern Daylight Time) on Friday, April 27, 2018. If your shares are held in the name of a bank, broker or other holder of record, please see the voting instructions provided by such party.

Vote by Internet	To vote your shares via the Internet, go to the voting website, www.envisionreports.com/YAL. Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the Internet, you may incur costs such as Internet access fees for which you will be responsible. If you received a proxy card in the mail and choose to vote via the Internet, you do not need to return your proxy card.

Vote by Telephone	If you reside in the United States, Canada or U.S. territories, you can vote your shares by telephone by calling the toll-free number provided on the voting website www.envisionreports.com/YAL and on the proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

Vote by Mail	If you received a printed copy of your proxy materials, you can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it by the deadline.

If you properly sign and return your proxy card or submit your proxy using the Internet or telephone, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations: “FOR” each of the Board’s nominees for director; “FOR” the ratification of the selection of our independent registered public accounting firm; and “FOR” the advisory resolution on executive compensation.

Q:	How can I vote my shares in person?

A:	If you wish to vote in person at the 2018 Annual Meeting, written ballots will be available at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from that holder of record to be able to vote in person at the 2018 Annual Meeting. Voting by proxy, whether by Internet, telephone or mail, will not limit your right to vote at the 2018 Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the 2018 Annual Meeting, there is no need to vote in person at the meeting unless you wish to change your vote.

Q:	How can I attend the 2018 Annual Meeting?

A:	You are entitled to attend the 2018 Annual Meeting if you were a stockholder of Alleghany as of the close of business on March 1, 2018, the record date, or if you hold a valid proxy for the 2018 Annual Meeting. You will need to present valid government-issued identification, such as a driver’s license or passport, to building security at One Liberty Plaza, for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the 2018 Annual Meeting. If you are not a stockholder of record, but hold shares through a broker, bank or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 1, 2018, a copy of the voting instruction card provided by your broker, bank or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2018 Annual Meeting.

The 2018 Annual Meeting will begin promptly on April 27, 2018, at 10:00 a.m., local time. You should allow adequate time for check-in procedures.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy at any time before it is exercised at the 2018 Annual Meeting by taking any one of the following actions: (1) follow the instructions given for changing your vote via the Internet or by telephone or deliver a valid written proxy with a later date than the previous proxy; (2) notify in writing the Secretary of Alleghany that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) vote in person by written ballot at the 2018 Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must contact that holder of record to revoke a previously authorized proxy.

Q:	How many shares must be present to conduct the 2018 Annual Meeting?

A:	A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date, or 7,698,338 shares, must be present in person or represented by proxy for the transaction of business at the 2018 Annual Meeting. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the 2018 Annual Meeting.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of those shares, but not the record holder. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. Under the rules of the New York Stock Exchange, or the “NYSE,” unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except with respect to routine proposals. The ratification of the selection of our independent registered public accounting firm (Proposal 2) constitutes a routine proposal. For your vote on any other matter to be counted, you will need to provide voting instructions to your broker before the date of the 2018 Annual Meeting using the instructions provided by your broker.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are counted as present to determine whether there is a quorum for the 2018 Annual Meeting, but are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Q:	What vote is required to pass each of the proposals at the 2018 Annual Meeting?

A:	Proposal 1: Election of Directors. Each of the three nominees for director who receives at least a majority of the votes cast with respect to the election of such nominee will be elected. Abstentions and broker non-votes will have no effect on the results of this vote. In accordance with the majority voting standard in Alleghany’s By-Laws, or the “By-Laws,” and the Corporate Governance Guidelines of Alleghany, or the “Corporate Governance Guidelines,” as a condition of his nomination, each nominee is required to tender to the Board at the time of nomination an irrevocable resignation, effective if such nominee does not receive the majority vote required by the By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation and make a recommendation to the Board as to whether it should accept the resignation.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast on this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes cast on this proposal is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote. Although this proposal is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about Alleghany’s executive compensation program.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Additional Information
Proposal 1:	Election of Directors	FOR each director nominee	pages 28 to 33
Proposal 2:	Selection of Independent Accounting Firm	FOR	pages 34 and 35
Proposal 3:	Advisory Vote on Executive Compensation	FOR	pages 37 to 71

Q:	What happens if a nominee for director does not stand for election?

A:	If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for a substitute nominee in place of the nominee who does not stand. We have no reason to expect that any of the nominees will not stand for election.

Q:	What happens if additional matters are presented at the 2018 Annual Meeting?

A:	If any matters other than the three items of business described in this Proxy Statement are properly presented for consideration at the 2018 Annual Meeting, persons named on the voting website and your proxy card will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the 2018 Annual Meeting.

Q:	Who nominates the directors?

A:	William K. Lavin, Phillip M. Martineau, and Raymond L.M. Wong have been nominated by the Board for election as directors at the 2018 Annual Meeting. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates, as described under “Directors’ Nominations and Qualifications” on page 19. Additionally, stockholders may nominate individuals for election as directors in accordance with the requirements set forth in the By-Laws and described under “Stockholder Nominations and Proposals” on page 72.

Q:	How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained Georgeson Shareholder Communications Inc., or “Georgeson,” to aid in the solicitation of proxies by mail, courier, telephone, facsimile and e-mail. We expect to pay a fee of approximately $9,500 plus expenses to Georgeson for these services.

Q:	What is householding? Does Alleghany use it?

A:	In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If, in the future, you wish to receive a separate annual report to stockholders and proxy statement, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 1411 Broadway, 34th Floor, New York, New York 10018, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

Q:	Where can I find more information about Alleghany?

A:	Alleghany’s website address is www.alleghany.com. Alleghany makes available, free of charge on its website, the documents it files with the SEC. Also available on Alleghany’s website are its Financial Personnel Code of Ethics, Employee Code of Business Conduct and Ethics, Director Code of Business Conduct and Ethics, Corporate Governance Guidelines, and the charters for the Audit, Compensation and Nominating and Governance Committees. The information contained on Alleghany’s website is not included as a part of, or incorporated by reference into, this Proxy Statement.

CORPORATE GOVERNANCE

Board Composition

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, the Board is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, namely the Audit Committee, Compensation Committee and Nominating and Governance Committee. Additional information regarding these committees is set out on pages 17 to 19.

The Board currently consists of eight directors. The directors nominated by the Board for election at the 2018 Annual Meeting to the class of 2021 are William K. Lavin, Phillip M. Martineau, and Raymond L.M. Wong. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Lavin, Martineau and Wong were last elected by stockholders at the 2015 Annual Meeting of Stockholders held on April 24, 2015.

As stated in our Corporate Governance Guidelines, the Board “currently believes that it is desirable over time to have a Board of between eight and ten members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).” In March 2012, upon the closing of Alleghany’s acquisition of Transatlantic Holdings, Inc., or “TransRe,” three former members of the board of directors of TransRe joined the Alleghany Board, resulting in a 14-person Board. Since that time, Alleghany has intentionally allowed the Board to decrease in size through the mandatory and elective retirements of six Board members, resulting in the current Board size of eight members.

At its current size, and cognizant of additional upcoming mandatory retirements, the Board is evaluating potential new Board members, as well as the characteristics desired in such potential Board members. In this regard, although the Board has not approved any specific criteria that must be met by a candidate, it generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. In addition, as a general matter, the Board does consider diversity, including ethnic and gender diversity, in identifying and evaluating director candidates, and plans specifically to consider ethnic and gender diversity as one of many factors in evaluating its next potential Board member.

The following charts illustrate the characteristics of our incumbent directors, including independence, diversity, age and tenure.

Director Independence

Pursuant to the NYSE’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that none of the directors who served during any part of 2017, except Weston M. Hicks, our President and chief executive officer, has any material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus all of such directors, except Weston M. Hicks, are independent directors of Alleghany. Therefore, seven of Alleghany’s eight current directors are independent directors. All of the director nominees are independent. Assuming that all of Messrs. Lavin, Martineau and Wong are elected, seven of eight directors will be independent.

Board Leadership

Currently, the position of Chairman of the Board, or the “Chairman,” and the position of President and chief executive officer are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director. Pursuant to the Corporate Governance Guidelines, the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The Board believes that its leadership structure is appropriate given the composition of the Board and management, the Corporate Governance Guidelines and the tenure of a majority of the Board members.

Board Meetings

We have strong director engagement on our Board. The Board held nine meetings in 2017. Each of our directors attended at least 95% of the meetings of the Board and committees of the Board on which he or she served in 2017, with seven of our current eight directors attending 100% of the Board and committee meetings. Executive sessions for independent directors are held at each regularly scheduled Board meeting. The Chairman, who is currently an independent director, presides at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at annual meetings of stockholders. Three directors attended the 2017 Annual Meeting of Stockholders.

Board Evaluation

The Board believes that an effective director evaluation process allows it to gain insights into the effectiveness of the Board, its committees and its individual members, with the goal of continually enhancing Board performance. In this regard, each year the Board and each of its committees conducts an evaluation of their respective performance, effectiveness and fulfillment of fiduciary duties. The evaluation process is overseen by the Nominating and Governance Committee and is reviewed annually to determine whether it is designed effectively and assures that appropriate feedback is being sought and reviewed. Historically, the Board evaluation was done on an overall basis through completion of a written questionnaire by each director on an anonymous basis to encourage candid feedback, supplemented by individual director interviews with the Chairman.

In 2017, the Board determined to enhance the evaluation process by adding an individual director evaluation component, along with completion of a director skills matrix. In this regard, the Nominating and Governance Committee approved evaluation questions which were to be considered by each director with respect to himself or herself, as well as each other director, along with a skills matrix questionnaire to be completed by each director. The Chairman of the Board, using the evaluation questions as a guide, then solicited a self-evaluation from each director, as well as an evaluation of each other director. The Chair of the Nominating and Governance Committee solicited from each director an evaluation of the Chairman of the Board. At the conclusion of such process, the Chairman of the Board discussed with each director the results of his or her individual evaluation, and the Chair of the Nominating and Governance Committee discussed such matters with the Chairman of the Board. The results of the written overall Board and committee evaluations were reported to and reviewed by the full Board. In general, based upon its most recent evaluation, the Board and each committee were satisfied with their respective performance and considered themselves to be operating effectively.

Chief Executive Officer and Senior Management Succession Planning

A key responsibility of our chief executive officer and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long term. At least once each year, our Board conducts a review of chief executive officer and senior management succession planning. During this review, the chief executive officer provides the Board with recommendations on, and evaluations of, potential chief executive officer and senior management successors, succession timing for those positions, and development plans for the potential successors. Our Board reviews potential internal senior management candidates with our chief executive officer, including the qualifications, experience and development priorities for these individuals. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure and experience.

Our Board, in coordination with our Nominating and Governance Committee, also establishes steps to address emergency chief executive officer and senior management succession planning in extraordinary circumstances. Our emergency chief executive officer succession planning is intended to enable us to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our operation and minimizing potential disruption or loss of continuity to our business and operations.

Board Role in Risk Oversight

The Board oversees risk management directly and through its committees. Alleghany management regularly reports to the Board and, as appropriate, to its committees on management’s risk activities, Alleghany’s exposure and risk assessments. Enterprise Risk Management is a standing agenda item at each Board meeting and the chief risk officer, other Alleghany management and the Board discuss existing and emerging risks, controls and procedures, risk assessments and initiatives at such meetings. Each year, at the Board’s January meeting, the Board receives a formal report on enterprise risk management from Alleghany’s chief risk officer and, at the same meeting, considers Alleghany’s three-year financial projections and the evaluation of the President and chief executive officer, allowing the Board to consider risk and risk management in the context of Alleghany’s strategic plan and management’s performance. Each year, at the Audit Committee’s June meeting, it receives a formal report on enterprise risk management from Alleghany’s chief risk officer and a formal report on legal compliance and ethics from Alleghany’s chief compliance officer, which are also copied to the Board, and the chief risk officer and chief compliance officer subsequently report thereon to the Board. The Board receives updates on material developments with respect to risk management and legal compliance and ethics matters at its other regularly scheduled meetings.

The Audit Committee oversees the integrity of Alleghany’s financial statements, compliance with legal and regulatory requirements, the qualifications, performance and independence of independent auditors and the performance of internal audit and internal controls over financial reporting, all of which contribute to risk oversight. The Nominating and Governance Committee ensures development of appropriate corporate governance and oversees the evaluation of the Board and management. The Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether Alleghany’s risk management and incentive objectives are being met with respect to group-wide employee incentives. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Committees of the Board of Directors

Committee Membership

The following table sets forth the current members of each of the committees and the number of meetings held during 2017:

Name	Audit	Compensation	Nominating and Governance
Karen Brenner	✓		Chair
Ian H. Chippendale		✓	✓
John G. Foos	✓		✓
William K. Lavin	Chair	✓
Phillip M. Martineau		✓	✓
Raymond L.M. Wong	✓	Chair
2017 meetings	7	6	5

The Board has determined that each committee member is independent as defined in the NYSE’s listing standards with respect to membership on each committee on which he or she serves. The Board also has determined that each member of the Audit Committee has the qualifications set forth in the NYSE’s listing standards regarding financial literacy and accounting or related financial management expertise and is an audit committee financial expert as defined by the SEC.

Committee Responsibilities

Each of the committees listed below operates pursuant to a charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. The primary functions of each committee are as follows:

Board Committee	Responsibilities
Audit Committee

•   Directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm.

•   Directly responsible for the evaluation of such firm’s qualifications, performance and independence.

•   Reviews and makes reports and recommendations to the Board with respect to the following matters:

•   the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under MD&A, and critical accounting estimates, to be included in Alleghany’s Form 10-K filed with the SEC, and whether to recommend this inclusion;

•   the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including MD&A, to be included in Alleghany’s Quarterly Reports on Form 10-Q filed with the SEC;

•   Alleghany’s policies with respect to risk assessment and risk management;

•   the adequacy and effectiveness of Alleghany’s internal control over financial reporting and disclosure controls and procedures;

•   the compensation, activities and performance of Alleghany’s internal auditor; and

•   the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

Compensation Committee

•   Administers Alleghany’s executive compensation program, including Alleghany’s long-term and annual incentive plans.

•   Reviews and approves the financial goals and objectives relevant to the compensation of the chief executive officer; evaluates the chief executive officer’s performance in light of such goals and objectives; and determines the chief executive officer’s compensation based on such evaluation.

Board Committee	Responsibilities

•   Reviews the annual recommendations of the chief executive officer concerning:

•   the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and

•   the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee or board of directors (as applicable) for each such operating subsidiary.

•   Reports on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the committee may deem appropriate.

•   Reviews the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board.

Nominating and Governance Committee

•   Identifies and screens director candidates, consistent with criteria approved by the Board.

•   Makes recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board.

•   Develops and recommends to the Board a set of corporate governance principles applicable to Alleghany.

•   Oversees the evaluation of the Board, individual directors and Alleghany’s management.

Directors’ Nominations and Qualifications

The Nominating and Governance Committee identifies and recommends candidates for election to the Board, consistent with general criteria approved by the Board. The Board has not approved any specific criteria that must be met by each director nominee nor established a procedure for identifying and evaluating nominees for director. The Board believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is considered. The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. As a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

A director is required to notify the Nominating and Governance Committee when a director’s principal occupation or business association changes substantially. The Nominating and Governance Committee will consider whether any such change may materially interfere with the director’s service as a director of Alleghany and make a recommendation to the Board in this regard.

Communications with Directors

Interested parties may communicate directly with any individual director, the independent directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the independent directors, to the Chair of the Nominating and Governance Committee who will report thereon to the independent directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Stockholder Engagement

Alleghany is committed to the interests of its stockholders and recognizes that communicating with stockholders on a regular basis is a critical part of this commitment. In this regard, Alleghany actively engages with its stockholders in order to understand fully their viewpoints concerning Alleghany and to help stockholders better understand Alleghany’s strategy and performance. Management regularly engages with investors by participating in industry conferences, and also meets in person and by telephone with stockholders at other times throughout the year to solicit input and answer questions. Management also communicates to stockholders the Board’s willingness to meet with them upon request and shares stockholder viewpoints with the Board. We believe our regular engagement with stockholders has been productive and provides an open exchange of ideas and perspectives for both Alleghany and its stockholders. Although we are open to meeting with all Alleghany stockholders, in 2017, we met with active investor stockholders who held shares representing approximately 42% of Alleghany’s shares of common stock held by active investors.

Director Retirement Policy

Alleghany’s retirement policy for directors provides that a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday.

Codes of Ethics

Alleghany has adopted an Employee Code of Business Conduct and Ethics for all employees of Alleghany and its subsidiaries, a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer and all other officers in its Finance Department, a Director Code of Business Conduct and Ethics for members of the Board, and the Corporate Governance Guidelines. A copy of each of these documents is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany will disclose on its website any substantive amendments to its codes of ethics and any waivers from the provisions of its codes of ethics made with respect to its chief executive officer, chief financial officer or chief accounting officer (or persons performing similar functions), as well as with respect to any other executive officer or any director of Alleghany.

Majority Election of Directors

The By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board at the time of nomination an irrevocable resignation effective if such nominee fails to receive the majority vote required by the By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether it should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation, including the NYSE’s listing standards and federal securities laws.

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or restricted stock units, having an aggregate value (based upon the higher of market value or book value) equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

Hedging and Pledging Policies

Alleghany maintains a policy on insider trading and compliance that prohibits directors from directly or indirectly purchasing or using financial instruments designed to hedge or offset any decrease in the market value of Alleghany securities that they own. In addition, under such policy, directors are prohibited from pledging Alleghany securities as collateral.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	any director or officer of Alleghany; or

•	any immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person(other than a tenant or employee) sharing the household of such director or officer.

A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

As initially disclosed in the proxy statement prepared for the 2017 Annual Meeting of Stockholders, Zachary A. Hicks, a son of Weston M. Hicks, Alleghany’s President and chief executive officer, commenced employment with TransRe as an underwriter in March 2017. Zachary Hicks’s 2017 aggregate compensation was $155,000 and was established in accordance with TransRe’s employment and compensation practices applicable to employees with equivalent qualifications, experience, and responsibilities. Zachary Hicks is also eligible to participate in TransRe’s employee benefit programs on the same basis as other eligible employees. Weston M. Hicks did not participate in TransRe’s compensation decisions relating to Zachary Hicks.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the SEC, as of March 1, 2018, was the beneficial owner of more than five percent of the outstanding common stock.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
BlackRock, Inc.	1,457,805	—	1,457,805	(2)	9.5
55 East 52nd Street New York, NY 10022
The Vanguard Group	1,269,399	14,604	1,284,003	(3)	8.3
100 Vanguard Boulevard Malvern, PA 19355
Boston Partners One Beacon Street Boston, MA 02108	776,617	—	776,617	(4)	5.0

(1)	As of March 1, 2018, there were 15,396,674 shares of common stock outstanding.

(2)	According to an amendment dated January 29, 2018 to a Schedule 13G statement filed by BlackRock, Inc., an investment advisory company (“BlackRock”), BlackRock has sole voting power over 1,337,224 shares of common stock and sole dispositive power over 1,457,805 shares of common stock.

(3)	According to an amendment dated February 12, 2018 to a Schedule 13G statement filed by The Vanguard Group, an investment adviser (“Vanguard”), Vanguard has sole voting power over 11,552 shares of common stock, sole dispositive power over 1,269,399 shares of common stock, shared voting power over 3,846 shares of common stock and shared dispositive power over 14,604 shares of common stock.

(4)	According to a Schedule 13G dated February 13, 2018 filed by Boston Partners, an investment adviser (“Boston Partners”), Boston Partners has sole voting power over 602,064 shares of common stock and sole dispositive power over 776,617 shares of common stock.

EXECUTIVE OFFICERS

The name, age, current position, date elected and prior business experience of each of the Named Executive Officers is as follows:

Name	Age	Current Position (date elected)	Prior Business Experience
Weston M. Hicks	61	President and chief executive officer (since December 2004)	Executive Vice President, Alleghany (October 2002 to December 2004).

Joseph P. Brandon	59	Executive Vice President (since March 2012)	Consultant to Alleghany (September 2011 to March 2012); private investor (May 2008 to August 2011); Chairman and Chief Executive Officer, General Re Corporation, a property and casualty reinsurer and a wholly-owned subsidiary of Berkshire Hathaway Inc. (September 2001 to April 2008).

Christopher K. Dalrymple	50	Senior Vice President (since January 2012), General Counsel (since July 2009) and Secretary (since January 2011)	Vice President, Alleghany (December 2004 to January 2012); Associate General Counsel, Alleghany (March 2002 to July 2009); Assistant Secretary, Alleghany (March 2002 to January 2011).

Roger B. Gorham	55	Consultant to Alleghany (since March 2018)	Senior Vice President — Head of Fixed Income and Treasurer (May 2013 to March 2018)(1); Senior Vice President — Finance and Investments and chief financial officer, Alleghany (January 2006 to May 2013); Senior Vice President —Finance and chief financial officer, Alleghany (May 2005 to January 2006); Senior Vice President —Finance, Alleghany (December 2004 to May 2005).

John L. Sennott, Jr.	52	Senior Vice President (since April 2013) and chief financial officer (since May 2013)	Consultant (April 2012 to April 2013); Executive Vice President and Chief Corporate Strategy Officer (January 2010 to April 2012) and Chief Operating Officer (October 2008 to January 2010), Allied World Assurance Company Holdings, AG, a property and casualty (re)insurer.

(1)	Mr. Gorham retired from his positions as Senior Vice President — Head of Fixed Income and Treasurer of Alleghany effective March 1, 2018.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 1, 2018, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 58 and all nominees, directors and executive officers as a group.

		Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
Joseph P. Brandon	1,000	23,829	24,829	(1)	*
Karen Brenner	4,471	—	4,471	(2)	*
Ian H. Chippendale	2,206	—	2,206	(2)	*
Christopher K. Dalrymple	40	5,100	5,140	(3)	*
John G. Foos	2,206	648	2,854	(2)(4)	*
Roger B. Gorham	7,517	—	7,517		*
Weston M. Hicks	46,777	18,919	65,696	(5)	*
Jefferson W. Kirby	90,602	396,495	487,097	(2)(6)	3.16
William K. Lavin	4,235	—	4,235	(2)	*
Phillip M. Martineau	2,679	1,391	4,070	(2)(7)	*
John L. Sennott, Jr.	—	5,084	5,084	(8)	*
Raymond L.M. Wong	9,586	—	9,586	(2)(9)	*
All nominees, directors and executive officers as a group (12 persons)	171,319	451,466	622,785		4.0	(10)

*	Represents less than 1.0%.

(1)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Brandon. Includes 23,829 shares of common stock held jointly with Mr. Brandon’s spouse, over which Mr. Brandon shares voting and investment power.

(2)	Includes 2,560 shares of common stock in the case of Mr. Kirby, 2,030 shares of common stock in the case of Mr. Lavin and Mr. Wong, 1,510 shares of common stock in the case of Ms. Brenner, 1,000 shares of common stock in the case of Mr. Martineau and 500 shares of common stock in the case of Mr. Chippendale and Mr. Foos, issuable under stock options granted pursuant to the 2015 Directors’ Stock Plan (the “2015 Directors’ Plan”), the Amended and Restated 2010 Directors’ Stock Plan (the “2010 Directors’ Plan”) and the 2005 Directors’ Stock Plan (the “2005 Directors’ Plan”).

(3)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Dalrymple. Includes 5,100 shares of common stock held jointly with Mr. Dalrymple’s spouse, over which Mr. Dalrymple shares voting and investment power.

(4)	Includes 648 shares of common stock held jointly with Mr. Foos’s spouse, over which Mr. Foos shares voting and investment power.

(5)	Includes 18,919 shares of common stock held by trusts over which Mr. Hicks has voting and investment control.

(6)	Includes 159,097 shares of common stock held by trusts of which Mr. Kirby is co-trustee and beneficiary and shares voting and investment power as to such shares; 27,586 shares as to which Mr. Kirby is sole trustee and beneficiary and over which Mr. Kirby has sole voting and investment power; and 237,015 shares held by the Fred M. Kirby II Residuary Trust. Mr. Kirby is co-trustee of the Fred M. Kirby II Residuary Trust and shares voting and investment power as to such shares. Also includes 19 shares held by Mr. Kirby’s spouse, over which Mr. Kirby shares voting and investment power; and 364 shares held by Mr. Kirby’s children, over which Mr. Kirby shares voting and investment power.

(7)	Includes 1,391 shares of common stock held jointly with Mr. Martineau’s spouse, over which Mr. Martineau shares voting and investment power.

(8)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Sennott. Includes 5,084 shares of common stock held jointly with Mr. Sennott’s spouse, over which Mr. Sennott shares voting and investment power.

(9)	Includes 900 shares of common stock held by a trust over which Mr. Wong has voting and investment power, and 300 shares held by a limited liability company in which Mr. Wong has voting and investment power.

(10)	Based on the number of shares of outstanding common stock as of March 1, 2018, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2017 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” during 2017. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2017. Joseph Brandon filed a Form 4 on September 6, 2017 reporting a transaction that occurred on September 3, 2017.

PROPOSAL 1. ELECTION OF DIRECTORS

Nominees for Election

William K. Lavin, Phillip M. Martineau and Raymond L.M. Wong have been nominated by the Board for election as directors at the 2018 Annual Meeting, each to serve for a term of three years, subject to Alleghany’s director retirement policy, until the 2021 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Lavin, Martineau and Wong were last elected by stockholders at the 2015 Annual Meeting of Stockholders held on April 24, 2015.

Information about Voting

Proxies received from Alleghany stockholders of record will be voted for the election of the three nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see pages 10 and 11) do not count as votes cast “for” or “against” the nominee’s election, but will be counted as present at the meeting for quorum purposes.

Director Qualifications

The following information includes for each of the nominees named for election as director at the 2018 Annual Meeting, and each of the other directors of Alleghany:

•	age;

•	year first elected as a director of Alleghany;

•	principal occupation and/or other business experience for the past five years;

•	other public company directorships during the past five years; and

•	experience, qualifications, attributes and skills.

In addition to the information regarding the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees named for election as director should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and adherence to high ethical standards. Alleghany also believes that each of the nominees, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Nominees for Election

William K. Lavin Age 73 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc., a specialty foods company.

Mr. Lavin’s qualifications to serve on the Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies and his financial literacy.

Phillip M. Martineau Age 70 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee

Mr. Martineau was Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, from June 2005 until his retirement in May 2014.

Mr. Martineau’s qualifications to serve on the Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience serving on the boards of directors of other companies.

Raymond L.M. Wong Age 65 Director since 2006 Chairman of the Compensation Committee Member of the Audit Committee

Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in 2007. Prior to that, from 2002 until 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and private investment company. In addition, Mr. Wong is a director of several private companies, including Health Platforms, Inc. (Doctor.com), a healthcare marketing technology company, Hurel Corporation, a life sciences tool company, Oncoceutics, Inc., a biopharmaceutical company, One Clipboard, Inc. (Splash), an event marketing technology company, RiskSense, Inc., a cybersecurity company, and VALC Enterprises, Inc. (Home Captain), a financial technology company.

Mr. Wong’s qualifications to serve on the Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

Other Alleghany Directors

Karen Brenner Age 62 Director since 2009 Chair of the Nominating and Governance Committee Member of the Audit Committee Term expires in 2019

Ms. Brenner has been an Executive Director of Law and Business Initiatives at New York University since 2012 and Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business and corporate transformation and leadership.

Ms. Brenner’s qualifications to serve on the Board also include her years of business experience as Chairman/Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies.

John G. Foos Age 68 Director since 2012 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2019

Mr. Foos was Chief Financial Officer of Independence Blue Cross, a health insurance company, from 1989 until his retirement in November 2008. In addition, Mr. Foos currently serves as a director of Blue Cross Blue Shield of South Carolina, a South Carolina-owned and operated health insurance carrier, the HAI Group Companies, a provider of niche insurance programs and services for the public and affordable housing community, and Emerald Shelter Group, a not-for-profit that provides healthcare and affordable housing. Mr. Foos served as a director and Chairman of the Board of Directors of Plan Investment Fund during the past five years and was a director of TransRe prior to March 6, 2012.

Mr. Foos’ qualifications to serve on the Board also include his extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross, in addition to his prior experience as a Partner with KPMG LLP and his financial literacy.

Ian H. Chippendale Age 69 Director since 2012 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2020

Mr. Chippendale is the retired Chairman (from September 2003 to December 2006) of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale served as a director of HomeServe plc, an insurance company, from January 2007 through March 2015 and was a director of TransRe prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Board also include his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks Age 61 Director since 2004 Term expires in 2020

Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004.

Mr. Hicks’s qualifications to serve on the Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past 13 years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby Age 56 Director since 2006 Term expires in 2020

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby was a director of Somerset Hills Bancorp, a bank holding company, from 2008 until May 2013.

Mr. Kirby’s qualifications to serve on the Board also include his over 25 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 until June 2003 and as an investment manager.

Compensation of Directors

The information under this heading relates to the compensation during 2017 of those non-employee directors who served on the Board at any time during 2017. Employee directors are not separately compensated for their service on the Board.

2017 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Karen Brenner	$112,000	$140,058	$252,058
Ian H. Chippendale	101,000	140,058	241,058
John G. Foos	107,000	140,058	247,058
Jefferson W. Kirby	150,000	140,058	290,058
William K. Lavin	125,000	140,058	265,058
Phillip M. Martineau	102,000	140,058	242,058
Raymond L.M. Wong	112,500	140,058	252,558

(1)	Represents the grant date fair value of the award of 228 shares of restricted common stock or 228 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2015 Directors’ Plan on May 1, 2017, and computed in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). Pursuant to the 2015 Directors’ Plan, the number of shares or restricted stock units are calculated by dividing $140,000 by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. As of December 31, 2017, each director held either 228 shares of unvested restricted common stock or 228 unvested restricted stock units.

Fees Earned or Paid in Cash

Following is information regarding fees earned and paid in cash to directors for service on the Board and its Committees:

Board	• Each independent director other than the Chair receives an annual retainer of $85,000. • The Chair receives an annual retainer of $150,000.
Audit Committee	• The Chair receives an annual fee of $30,000. • Each other member receives an annual fee of $15,000.
Compensation Committee	• The Chair receives an annual fee of $15,000. • Each other member receives an annual fee of $10,000.
Nominating and Governance Committee	• The Chair receives an annual fee of $12,000. • Each other member receives an annual fee of $7,000.

Stock Awards

Pursuant to the 2015 Directors’ Plan, each year as of the first business day following an annual meeting of stockholders, each individual who was elected, re-elected or continues to serve as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives, at the individual director’s election, either a number of shares of restricted common stock or restricted stock units (each equivalent to one share of common stock) equal to $140,000 divided by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. Such shares of restricted common stock or restricted stock units, as the case may be, are subject to potential forfeiture until the first annual meeting of stockholders following the date of grant and are subject to restrictions upon transfer until the third anniversary of the date of grant.

On May 1, 2017, each eligible director received either 228 shares of restricted common stock or 228 restricted stock units, reflecting such number of shares or restricted stock units equal to $140,000 divided by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

PROPOSAL 2. RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The Audit Committee has selected Ernst & Young LLP, or “E&Y,” as Alleghany’s independent registered public accounting firm for fiscal 2018. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select E&Y as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider its selection of E&Y. The Audit Committee may, however, select E&Y notwithstanding the failure of stockholders to ratify its selection. Alleghany expects that representatives of E&Y will be present at the 2018 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

2017 and 2016 Fees

The following table summarizes the fees billed for professional audit services rendered by E&Y for the audit of Alleghany’s annual consolidated financial statements for 2017 and 2016 and fees for other services rendered by E&Y for 2017 and 2016.

	2017	2016
Audit Fees	$5,633,920	$5,121,500
Audit-Related Fees	39,000	70,000
Tax Fees	142,500	110,000
All Other Fees	—	—

Total	$5,815,420	$5,301,500

The amounts shown for “Audit Fees” represent the aggregate fees for professional services E&Y rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services E&Y rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the fees billed in each of the last two fiscal years for assurance and related services, including regulatory exams, that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include consents and procedures for registration statements and responses to regulatory requests. The amounts for “Tax Fees” represent fees E&Y incurred with respect to tax compliance work related to its review of Alleghany’s federal income tax return, as well as the services provided in connection with the tax compliance work related to Alleghany Capital’s acquisition of a majority interest in WWSC Holdings, LLC.

Pre-Approval Policies and Procedures

Audit and permissible non-audit services that Alleghany’s independent registered public accounting firm may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated to him by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000. When considering the independence of the independent registered public accounting firm, the Audit Committee considers, among other matters, whether the provision of non-audit services by the independent registered public accounting firm to Alleghany is compatible with maintaining the independence of the independent registered public accounting firm. All audit and permissible non-audit services rendered in 2017 and 2016 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE. THE APPROVAL OF THIS PROPOSAL IS A ROUTINE PROPOSAL ON WHICH A BROKER OR OTHER NOMINEE IS GENERALLY EMPOWERED TO VOTE IN THE ABSENCE OF VOTING INSTRUCTIONS FROM THE BENEFICIAL OWNER, SO BROKER NON-VOTES ARE UNLIKELY TO RESULT FROM THIS PROPOSAL.

Audit Committee Report

The Audit Committee is currently composed of the four independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

For fiscal 2017, Ernst & Young LLP acted as Alleghany’s independent registered public accounting firm. In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2017 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or the “PCAOB.” Ernst & Young LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2017 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by Ernst & Young LLP.

Ernst & Young LLP provided a report to the Audit Committee describing Ernst & Young LLP’s internal quality-control procedures and related matters. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP its independence. When considering Ernst Young LLP’s independence, the Audit Committee considered, among other matters, whether Ernst & Young LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of Ernst & Young LLP. All audit and permissible non-audit services in 2017 and 2016 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and Ernst & Young LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2017 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year.

William K. Lavin

Karen Brenner

John G. Foos

Raymond L.M. Wong

Audit Committee of the Board of Directors

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2017 compensation we paid to the executive officers who are named in the Summary Compensation Table on page 58, also referred to as our “Named Executive Officers.” For 2017, Weston M. Hicks, Joseph P. Brandon, Christopher K. Dalrymple, Roger B. Gorham and John L. Sennott, Jr. were our Named Executive Officers.

Please read the Compensation Discussion and Analysis beginning on page 40 of this Proxy Statement as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 58 through 71 of this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers for 2017.

For a discussion of the results of past advisory votes on the compensation of our Named Executive Officers and the Compensation Committee’s response to such results, see “Compensation Discussion and Analysis —Compensation Committee Process — Advisory Vote on Executive Compensation” on pages 47 and 48.

The Compensation Committee and the Board believe that Alleghany’s 2017 executive compensation program was designed appropriately and ensured that management’s interests were aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2018 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2018 Annual Meeting of Stockholders.

Although this advisory vote, commonly referred to as “say-on-pay,” is not binding on Alleghany, the Compensation Committee or the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” beginning on page 40. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2017.

Raymond L.M. Wong

Ian H. Chippendale

William K. Lavin

Phillip M. Martineau

Compensation Committee of the Board of Directors

EXECUTIVE COMPENSATION — TABLE OF CONTENTS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our financial objective in the current economic environment is to grow our common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. Our executive compensation program is designed to provide compensation to our Named Executive Officers that is aligned with this financial objective. Our aim is to provide reasonable amounts of compensation, weighted towards long-term incentive awards primarily based on performance that are capped with a reasonable upside to discourage imprudent risk taking or misaligned incentives.

For 2017, this compensation philosophy was evidenced by the following compensation highlights:

•	Annual incentive plan awards included a financial objective but also discretion given the nature of Alleghany’s business and long-term approach, with the discretionary aspect being restricted by the fact that payouts for 2017 were limited to the lesser of (i) approximately $6.2 million (representing the maximum potential payout for our Named Executive Officers as a group) or (ii) 3% of 2017 annual adjusted pre-tax earnings.

•	Long-term performance share awards were subject to goals believed to be challenging to meet in today’s low interest rate and volatile market environment and that are aligned with our corporate financial objective of long-term growth in book value, with no payout being made if threshold performance is not achieved, and with our CEO’s long-term incentives based 100% on performance.

We believe the following practices further align our compensation program with our stockholders’ interests:

What We Do

Our Incentive Awards are “Capped”

•   Individual awards under our short- and long-term incentive plans are “capped” at 150% of target and performance goals are set at levels high enough to encourage strong performance but still reasonably attainable to avoid encouraging the use of excessive financial leverage or taking of imprudent risks.

Robust Stock Ownership Guidelines

•   We require our officers to own a substantial amount of our common stock, including five times base salary for Mr. Hicks, to ensure that they maintain a significant stake in our long-term success. In addition, our Named Executive Officers have significant exposure to Alleghany through unvested performance shares and, for some of our Named Executive Officers, shares of restricted stock and restricted stock units, the value of which is tied to the market price of our common stock.

We Can “Claw Back” Compensation	• We have in place a compensation clawback policy applicable to our Named Executive Officers to further discourage imprudent risk taking.

What We Do (continued)
We Limit Perquisites to Insignificant Amounts

•   Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2017, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Independent Compensation Consultant	• The Compensation Committee retains an independent compensation consulting firm which provides no other services to Alleghany.
What We Don’t Do
No Stock Options	• We do not grant stock options.

No Accelerated Vesting of Performance Shares upon Termination or a Change-in-Control

•   Performance share and restricted stock awards under long-term incentive plans do not provide for accelerated vesting in the event of a termination of employment by Alleghany, other than on a pro-rated basis for performance shares based on Alleghany performance through year-end immediately preceding the date of termination in the event of a termination without cause.

•   Awards under our short- and long-term incentive plans do not provide for accelerated vesting upon a change-in-control.

No Hedging or Pledging of Stock	• We have in place a policy applicable to our Named Executive Officers that prohibits them from hedging or pledging Alleghany securities they hold.

2017 Compensation Program Summary

2017 total direct compensation (salary, annual incentive and long-term equity based awards) for our Named Executive Officers is summarized below.

Annual Compensation Component	Key Features/Purpose	Amounts Involved
Salary

Provides a fixed amount of cash compensation.

The Compensation Committee generally makes salary adjustments annually, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations.

Annual Cash Incentives

Provides a pay-for-performance component for achievement of shorter-term objectives, with individual awards “capped” at approximately 150% of target.

The Compensation Committee determines individual results for participants and payouts based on overall financial and operational performance of management.

Long-Term Equity-Based Incentives

Performance Shares: Provides pay-for-performance component focused on achievement of longer-term financial objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. Individual performance share awards are “capped” at 150% of target.

Awards made in January 2017 pay out to participants based on the average annual compound growth in our book value per share from the award date through year-end 2020, with growth at 7% paying out at target, growth at 9% paying out at maximum and growth below 5% paying zero.

Restricted Stock Units: Grants of restricted stock units to our chief financial officer and General Counsel provide a retention element of total compensation and incent the prudence we desire them to have in their respective roles.

The value of such awards depends on the market price of our common stock. The awards cliff-vest four years from date of grant.

Total 2017 Salary, Annual Cash Incentive and LTIP Award Amount = $17.9 million

In addition to the salary, annual cash incentives and long-term equity-based incentives described above, our Named Executive Officers receive an annual savings benefit under Alleghany’s deferred compensation plan, or the “Deferred Compensation Plan,” in an amount equal to 15% of base salary. Our Named Executive Officers who have completed five years of service with Alleghany are eligible to receive a benefit under the Retirement Plan. Effective December 31, 2013, the Retirement Plan was closed to new participants, and no additional benefits for existing participants have accrued after such date.

Alleghany Performance in 2017

•	Achieved a 7.4% increase in common stockholders’ equity per share to $553.20 at 2017 year-end from $515.24 at 2016 year-end despite incurring $511 million of after-tax net catastrophe losses representing 6.0% of Alleghany’s capital at the beginning of 2017, in a year when the industry is estimated to have incurred over $130 billion of worldwide catastrophe losses.

•	Net earnings of $90 million in 2017, compared with $457 million in 2016, primarily reflecting the significant catastrophe losses in 2017.

•	A consolidated net pre-tax underwriting loss of $316 million on almost $5.0 billion of net premiums earned, which generated a combined ratio of 106.4%. The underwriting loss included $818 million of current year pre-tax catastrophe losses, which added 16.5 points to the combined ratio and an estimated $265 million of favorable loss reserve development, which reduced the combined ratio by 5.3 points.

•	Alleghany’s equity and fixed income portfolios significantly outperformed their investment benchmarks.

•	Sold Pacific Compensation Corporation to CopperPoint Mutual Insurance Company in December 2017.

•	Continued to build Alleghany Capital’s manufacturing and service businesses, including acquiring a majority interest in WWSC Holdings, LLC, a structural steel fabricator and erector, and a minority interest in Wilbert Funeral Services, Inc. Alleghany Capital’s manufacturing and service businesses had operating earnings before taxes of $66 million in 2017, compared with $43 million in 2016.

Additional information regarding Alleghany’s 2017 results, including audited consolidated financial statements, as well as MD&A with respect to 2017 results, is contained in the Form 10-K, which was filed with the SEC on February 22, 2018. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

Alleghany Long-Term Performance

We believe that Alleghany’s performance is best measured over the long term, and that long-term growth in common stockholders’ equity per share is the best metric for evaluating such performance. In this regard, the table below shows the annual, and three- and ten- year average rolling, annualized growth in our common stockholders’ equity per share during the five year period from December 31, 2012 to December 31, 2017:

	Common Stockholders’ Equity Per Share	Annual Return	Rolling Annualized Average
Year			Three-Year	Ten-Year
2012	379.13	10.8	8.7	8.8
2013	412.96	8.9	8.3	8.5
2014	465.51	12.7	10.8	8.6
2015	486.02	4.4	8.6	8.6
2016	515.24	6.0	7.7	7.8
2017	553.20	7.4	5.9	7.0
Average		8.4%	8.3%	8.2%

As can be seen in the table above, Alleghany’s common stockholders’ equity per share generally has compounded over the various time metrics in the mid-range of Alleghany’s stated strategic objective of 7-10% annual growth in common stockholders’ equity per share.

The chart below summarizes Alleghany’s common stockholders’ equity per share growth and stock price performance over the ten-year period from December 31, 2007 to December 31, 2017, compared with the S&P 500, with all values indexed to December 31, 2007. During this ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 7.0%, compared with a compound annual rate of return of 8.5% for the S&P 500, and the price of Alleghany common stock (adjusted for stock dividends) appreciated at a 4.8% compound annual rate of return. Alleghany’s stock price performance lagged the growth in stockholders’ equity per share because the price of Alleghany common stock was 132% of stockholders’ equity per share on December 31, 2007, compared with 108% on December 31, 2017.

As indicated by the data presented in the chart above, Alleghany’s growth in common stockholders’ equity per share has been relatively consistent. The trading price of Alleghany’s common stock has been more volatile, reflecting the volatility of the stock market in general. In Alleghany’s view, growth in common stockholders’ equity per share is a better measure of fundamental performance and value creation as compared to the more volatile trading price of Alleghany’s common stock. As such Alleghany focuses its executive compensation incentive program on building common stockholders’ equity per share over time.

During the ten-year performance period set out in the graph on page 44, we believe that Mr. Hicks’s compensation has been well-aligned with Alleghany’s long-term performance as can be seen in the table below.

10-year Pay-TSR(1) Alignment

($ thousands)

	Year											CAGR
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	1 Year	3 Year	10 Year(4)
CEO Total Compensation(2)	6,522	6,435	6,206	5,636	7,347	7,332	6,216	10,543	6,869	8,573	9,647	12.5%	(2.9%)	4.0%
Pension Value Increase/(Decrease)	1,160	1,594	1,066	822	1,922	1,259	(1,232)	2,914	(23)	946	1,844
CEO SCT Compensation Excluding Pension(3)	5,361	4,840	5,140	4,814	5,425	6,072	7,448	7,629	6,892	7,627	7,803	2.3%	0.7%	3.8%
Indexed TSR	100	72	71	81	77	90	108	125	129	164	161	(2.0%)	8.7%	4.8%
TSR vs. CEO Compensation (excl. pension) Increases / (Decreases)												(4.2)%	8.0%	1.0%
Indexed BVPS Growth	100	95	105	116	122	135	147	165	173	183	197	7.4%	5.9%	7.0%
BVPS vs. CEO Compensation (excl. pension) Increases / (Decreases)												5.1%	5.2%	3.2%

(1)	Total Shareholder Return reflects Alleghany share price appreciation including the impact of stock dividends.

(2)	Includes annual fluctuation in pension value. Calculated according to SEC rules except for 2013 and 2015, which include a negative value for Mr. Hicks’s pension benefit. SEC rules require that negative pension value changes are reflected as a “zero” in table.

(3)	Represents CEO compensation as reported in the Summary Compensation Table on page 58, excluding annual fluctuation in pension value.

(4)	Total Shareholder Return for this period reflects that the price of Alleghany’s common stock was 132% of stockholders’ equity per share on December 31, 2007, compared with 108% on December 31, 2017.

Compensation Committee Process

Compensation Determination Timetable

General Setting of Salary and Incentive Awards

Salary adjustments for the coming year and new incentive awards are generally made annually by the Compensation Committee in January. At its January 2017 meeting, the Compensation Committee determined 2017 salaries, 2017 annual incentive award opportunities and 2017-2020 long-term incentive awards for all of the Named Executive Officers. This meeting followed the January 2017 Board meeting, at which the Board reviewed and discussed:

•	an evaluation of preliminary 2016 financial results for Alleghany;

•	an evaluation of Mr. Hicks’s 2016 performance and priorities for 2017;

•	a report by Mr. Hicks on management succession and development throughout Alleghany;

•	the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer; and

•	Alleghany’s projections and plan for 2017 through 2019.

Setting of Mr. Hicks’s 2017 Compensation

In determining Mr. Hicks’s 2017 compensation, the Compensation Committee at its January 2017 meeting reviewed Mr. Hicks’s 2016 performance and 2017 priorities, as well as all components of Mr. Hicks’s 2016 compensation, including annual salary, annual cash incentive compensation in respect of 2016, outstanding performance share awards, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s medical, long-term disability and other employee welfare plans and the freezing of the Retirement Plan at year-end 2013. After this review and the Compensation Committee’s consideration of input from its compensation consultant, Frederic W. Cook & Co. Inc., or “FW Cook,” the Committee determined to increase Mr. Hicks’s 2017 target annual incentive opportunity to 190% from 170% of salary and target long-term incentive opportunity for the 2017-2020 award period to 450% from 400% of salary. These increases in target opportunities reflect the Compensation Committee’s consideration of internal comparability factors, its assessment of Mr. Hicks’s superior performance over a long-term period, very positive 2016 results for Alleghany and its stockholders, the absence of any increase in Mr. Hicks’s compensation since 2014 and its emphasis on tying increases in Mr. Hicks’s compensation to performance-based components.

Payouts of Awards in Respect of 2017 Performance

The Compensation Committee generally determines the payout of awards for prior performance periods at a meeting in late February, upon the completion of the year-end audit of prior year financial statements. With respect to 2017, the Compensation Committee determined payouts to the Named Executive Officers, including Mr. Hicks, of 2017 annual incentive awards and 2014-2017 long-term incentive awards at its February 21, 2018 meeting. Payout determinations were based on Board and Compensation Committee discussions and determinations regarding Alleghany’s financial performance for 2017 and applicable award periods, an evaluation of Mr. Hicks’s 2017 performance, and the recommendation of Mr. Hicks regarding the individual performance of the other Named Executive Officers.

Compensation Committee Advisors and Services

The Compensation Committee has retained FW Cook as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive compensation, executive compensation program design matters, market trends and technical considerations. Prior to its determination to retain FW Cook, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee in compliance with the NYSE’s listing standards. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent.

The nature and scope of services that FW Cook provides to the Compensation Committee include the following: competitive market compensation analyses; assistance with the redesign of any director or management compensation or benefit programs as necessary or requested; assistance with respect to analyzing the impact of regulatory and/or accounting developments on our compensation plans and programs; and preparation for and attendance at selected Compensation Committee meetings. FW Cook is also available to advise the Compensation Committee and management on various executive compensation matters involving our operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by FW Cook and fees to be paid by Alleghany to FW Cook.

In evaluating our executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with us for executive talent. Competitive market data have been periodically developed by FW Cook from several different sources, including proxy statements. Although we do not seek to set our executive compensation primarily based on any benchmarks or peer group, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. In this regard, in considering compensation for the Named Executive Officers, the Compensation Committee considers comparative market data periodically requested from FW Cook. FW Cook last prepared this analysis in November 2017 and FW Cook’s peer group companies were:

Arch Capital	Everest Re Group	RenaissanceRe
Axis Capital Holdings	Markel Corporation	Validus
Cincinnati Financial	Old Republic International	White Mountains
CNA Financial	Progressive Corporation	W.R. Berkley
Erie Indemnity	Reinsurance Group of America	XL Group

This peer group was selected based on publicly traded companies that generally as a group (i) approximate our scope of business and that of our subsidiaries, including revenue and market capitalization, (ii) are similar to us in the importance to their business of capital allocation, investments and risk management, (iii) compete with us for a comparable pool of talent, and (iv) reflect our global presence. The peer companies were the same ones used by FW Cook in November 2016, with the exception of Chubb Corporation which entered into a strategic transaction in 2017.

Additionally, our senior officers have all been recruited mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. We also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Advisory Vote on Executive Compensation

Consistent with the Board’s recommendation and the non-binding stockholder vote at the 2017 Annual Meeting of Stockholders, Alleghany holds a stockholder advisory vote on executive compensation, commonly referred to as “say-on-pay,” every year. The Compensation Committee monitors the results of Alleghany’s “say-on-pay” proposal and related stockholder feedback when evaluating the effectiveness of Alleghany’s compensation policies and disclosures, particularly in the event of a negative vote or significant change in the percentage of favorable votes with regard to such proposal. Alleghany also actively engages with its significant stockholders to gauge their opinions on a range of topics, including executive compensation. We view this as an important opportunity to develop broader relationships with key investors over the long term and to engage in open dialogue on compensation and governance related issues.

At our Annual Meeting of Stockholders in April 2017, we received strong support for our executive compensation program, with approximately 97% stockholder approval of our say-on-pay proposal. When setting compensation for 2018, the Compensation Committee considered both the level of voting support from our stockholders on our say-on-pay vote, as well as stockholder feedback when evaluating our executive compensation plans and determined that no material changes to the Alleghany’s executive compensation program were warranted. The Compensation Committee will continue to review the design of the executive compensation program in light of future “say-on-pay” votes, developments in executive compensation, and Alleghany’s pay-for-performance philosophy to ensure that the executive compensation program continues to serve the best interests of Alleghany and its stockholders.

Elements of 2017 Compensation

The principal elements of compensation paid to our Named Executive Officers in respect of 2017 consisted of:

•	salaries;

•	annual cash incentive compensation;

•	annual grants of long-term equity-based incentives; and

•	an annual savings benefit equal to 15% of base salary.

In addition, our Named Executive Officers receive a benefit, assuming the completion of five years of service with Alleghany, under the Retirement Plan, although such benefit was frozen in 2013.

The percentage that these elements represent of the 2017 compensation for our chief executive officer and our other Named Executive Officers is reflected below.

Set out below in more detail is a description and analysis of each of these elements of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with FW Cook, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. The following actions were taken with respect to 2017 salaries for our Named Executive Officers:

	2016 Salary	2017 Salary	Rationale

Mr. Hicks	$1,000,000	$1,000,000	No change due to continued emphasis on performance-linked compensation.

Mr. Brandon	825,000	850,000	3% increase reflecting 2017 contributions and continued emphasis on performance-linked compensation.

Mr. Dalrymple	650,000	670,000	3% increase reflecting 2017 contributions and continued emphasis on performance-linked compensation.

Mr. Gorham	600,000	620,000	3% increase reflecting 2017 contributions and continued emphasis on performance-linked compensation.

Mr. Sennott	650,000	670,000	3% increase reflecting 2017 contributions and continued emphasis on performance-linked compensation.

Annual Cash Incentive Compensation

We generally pay annual cash incentives to our Named Executive Officers under the 2015 MIP. The intent of these annual cash incentive awards is to provide a pay-for-performance element for the achievement of Alleghany’s shorter-term objectives.

In making 2017 awards under the 2015 MIP, the Compensation Committee recognized that, given the nature of Alleghany’s business and long-term approach, how Alleghany achieves shorter-term objectives can be a subjective process, but believed this is mitigated by the fact that these 2017 annual cash incentive awards were subject to two meaningful limitations. First, no payout to any Named Executive Officer could exceed the amount of his maximum annual incentive opportunity set at the beginning of 2017, resulting in an approximate $2.9 million maximum award opportunity for Mr. Hicks and an aggregate maximum award opportunity of approximately $6.2 million for our Named Executive Officers as a group. Second, funding of the 2017 Incentive Pool Amount (as defined below) is limited to a specified level of earnings produced by management in 2017. To the extent the funding of the 2017 Incentive Pool Amount had been less than the aggregate maximum award amount of approximately $6.2 million for our Named Executive Officers as a group, a pro-rata reduction of individual award amounts would have occurred. To the extent that Alleghany had a loss for 2017, no payout would have been made under the 2015 MIP. In sum, payouts under the 2015 MIP for 2017 performance are the lesser of (i) the 2017 Incentive Pool Amount and (ii) the maximum opportunity for management (as may be reduced by the Compensation Committee for individual performance).

Process

The Compensation Committee makes annual incentive awards for the upcoming year and determines each named Executive Officer’s appropriate target amount in January of that year after evaluating projected earnings for the prior year. 2017 target annual incentive awards and maximum incentive opportunities were as follows:

	2017 Salary	Target Opportunity($/%)		Maximum Opportunity($)(1)
Mr. Hicks	$1,000,000	$1,900,000	(190%)	$2,850,000
Mr. Brandon	850,000	1,130,500	(133%)	1,700,000
Mr. Dalrymple	670,000	449,000	(67%)	670,000
Mr. Gorham	620,000	205,000	(33%)	310,000
Mr. Sennott	670,000	449,000	(67%)	670,000

Totals	$3,810,000	$4,133,500		$6,200,000

(1)	The maximum opportunity percentage for each respective Named Executive Officer is approximately 150% of such Named Executive Officer’s target award.

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility, internal comparability, the implicit impact of the various Named Executive Officer levels on the accomplishment of Alleghany’s financial, strategic and operational objectives and competitive considerations. For 2017 annual incentive awards, the opportunities for each of our Named Executive Officers, expressed as a percentage of salary, were the same as those set forth above for 2016, except for Mr. Hicks whose opportunity at target was increased to 190% of salary, or $1.9 million, with a maximum opportunity of $2,850,000 for the reasons discussed on page 46.

Payout of awards is tied to the achievement of a specified financial performance objective, subject to reduction in respect of Alleghany performance and/or individual performance. The financial performance objective is set in January, after evaluating projected earnings for 2017 and determining each Named Executive Officer’s appropriate target opportunity amount. With respect to individual performance objectives, each of our Named Executive Officers submits individual objectives for the coming year, with Mr. Hicks submitting his to the Board and the other Named Executive Officers submitting their individual objectives to Mr. Hicks. These objectives are in addition to the core responsibilities of our Named Executive Officers. Status updates on the achievement of such individual objectives and performance of core responsibilities are given through the year by each Named Executive Officer, culminating in a final report made in advance of payout determinations made by the Board and Compensation Committee at the beginning of the following year. In this regard, Mr. Hicks provides a self-evaluation to the Board of his performance against objectives during the year and Messrs. Brandon, Dalrymple, Gorham and Sennott provide Mr. Hicks with the same, which Mr. Hicks then reviews with the Compensation Committee.

Financial Performance Objective

The 2017 financial performance goal established by the Compensation Committee for annual incentive awards to our Named Executive Officers was based on a funding approach, which was capped at an amount equal to 3% of 2017 earnings before income taxes, as reported in Alleghany’s audited financial statements, as adjusted, or the “2017 Incentive Pool Amount,” to:

•	exclude effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges);

•	exclude expenses incurred in connection with actual and potential acquisitions; and

•	deduct from 2017 earnings a rolling four-year (2013-2016) average of catastrophe losses at RSUI, our principal insurance subsidiary, and TransRe, our principal reinsurance subsidiary, instead of actual 2017 catastrophe losses at RSUI and TransRe.

With respect to catastrophe losses, RSUI’s 2013-2016 catastrophe average was $45.7 million, or the “RSUI CAT Average,” compared with 2017 actual catastrophe losses of $223.8 million, net of prior year development and reinsurance reinstatement premiums. TransRe’s 2013-2016 catastrophe average was $79.2 million, or the “TransRe CAT Average,” compared with 2017 actual catastrophe losses of $525.1 million, net of prior year development and reinsurance reinstatement premiums. The use of the RSUI CAT Average and TransRe CAT Average rather than the actual amount of their respective 2017 catastrophe losses was based upon the Compensation Committee’s acknowledgement that RSUI and TransRe are significant writers of catastrophe exposed property (re)insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year. Using a four-year average recognizes that catastrophe losses are a cost of doing business and accounts for them in a manner consistent with Alleghany’s focus on long-term performance. In this regard, actual catastrophe losses impact funding calculations for annual incentive pools during the four-year averaging period in which they are included. A year in which Alleghany experiences significant catastrophe losses, such as it did during 2017, will impact MIP annual incentive pool funding for the subsequent four years, holding management fully accountable for such catastrophe losses.

Individual Performance Objectives

In January 2017, Mr. Hicks provided the Board, and Messrs. Brandon, Dalrymple, Gorham and Sennott provided Mr. Hicks, with their 2017 objectives that were in addition to performance of their core responsibilities. These core and 2017 objectives for our Named Executive Officers included the following:

	Core Responsibilities	2017 Objectives
Mr. Hicks

•   Building stockholder value over the long term, reported and measured regularly

•   Consolidated 2017 financial results

•   Ultimate responsibility for reinsurance and insurance subsidiary underwriting performance

•   Ultimate responsibility for equity and fixed income portfolio investment performance

•   Management development at parent and subsidiaries

•   Continue underwriting improvement at CapSpecialty and PacificComp

•   Consider strategic alternatives at the parent and subsidiary levels

•   Oversee the continued development of Alleghany Capital, including acquisitions at an attractive price

•   Manage corporate equity investment portfolio for attractive long-term total returns

Mr. Brandon

•   Primary operational oversight of Alleghany’s reinsurance and insurance subsidiaries

•   Ensure that each insurance subsidiary meets its 2017 business plan

•   Oversee the operations of TransRe from a parent-level and stockholder perspective as Chairman of TransRe’s Board of Directors

•   Assist the CEO with the strategic development of Alleghany and its insurance and reinsurance subsidiaries

•   Support (re)insurance subsidiaries in achieving their profitability targets and strategic goals

•   Evaluate strategic developments and issues affecting Alleghany and its (re)insurance operations

•   Analyze and lead potential (re)insurance acquisition or investment opportunities

•   Help TransRe to develop profitable business opportunities

•   Work with PacificComp and CapSpecialty in executing their business plans

	Core Responsibilities	2017 Objectives

Mr. Dalrymple

•   Oversee management of all legal issues at parent and subsidiaries, including transactional, litigation and regulatory

•   Oversee corporate governance and secretarial functions

•   Oversee SEC disclosure reports

•   Oversee legal costs at parent and subsidiaries

•   Manage corporate governance matters and evaluate possible governance changes

•   Work with Board on Board size and director search considerations

•   Oversee and manage relationships with governance and proxy advisors

•   Oversee legal and human resources integration of Alleghany Capital acquisitions

Mr. Gorham	• Management of $14.0 billion fixed income portfolio • Chairman of TransRe, RSUI and PacificComp Board of Directors investment committees • Treasurer for Alleghany

•   Evaluate fixed income management and articulate and execute succession planning matters

•   Evaluate and invest in a new fixed income asset class, or expand existing class

•   Work with Roundwood management to coordinate new equity allocation

Mr. Sennott

•   Principal financial officer responsible for the fair and accurate presentation of the financial results

•   Oversight of Alleghany financial function and maintenance of control environment

•   Responsible for capital management and annual strategic planning efforts

•   Responsible for rating agency relationships and management

•   Analyze for possible improvement the Board quarterly financial package

•   Standardize the Alleghany Capital financial reporting package and add financial resource capability

•   Renew Alleghany credit agreement

Payouts with respect to 2017 Performance

Based on our 2017 financial results, the 2017 Incentive Pool Funding Amount was approximately $21.9 million, so that Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott were eligible to receive maximum payout in February 2018 of their 2017 incentive opportunities, aggregating to $6.2 million, under the 2015 MIP based on achievement of the financial performance goal, subject to reduction for individual performance.

At its meeting on February 21, 2018, the Compensation Committee evaluated Alleghany’s overall corporate performance and the individual performance of Mr. Hicks, and Mr. Hicks’s recommendation regarding the individual performance of the other Named Executive Officers. With respect to Mr. Hicks’s individual performance, the Compensation Committee noted the following positive factors, among others, during 2017:

•	a 7.4% increase in common stockholders’ equity per share to $553.20 at 2017 year-end from $515.24 at 2016 year-end despite incurring $511 million of after-tax net catastrophe losses representing 6.0% of Alleghany’s capital at the beginning of 2017, in a year when the industry is estimated to have incurred over $130 billion of worldwide catastrophe losses;

•	significant outperformance of benchmarks by Alleghany’s equity and fixed income portfolios;

•	the consummation of the sale in December 2017 of PacificComp to Copperpoint Mutual Insurance Company;

•	continued build-out of Alleghany Capital manufacturing and service businesses; including the acquisition of a majority interest in by Alleghany Capital of WWSC Holdings, LLC and a minority interest in Wilbert Funeral Services, Inc.

•	continued underwriting profitability at CapSpecialty, Inc.; and

•	generation by Alleghany Capital manufacturing and services businesses of Adjusted EBITDA of $81.3 million in 2017, an increase of 57.9% from the $51.5 million generated in 2016.

These positive factors were partially offset by offset by factors including continued unprofitable results at Stranded Oil Resources Corporation.

After consideration of these and other factors, the Compensation Committee determined to make a payout to Mr. Hicks of his 2017 annual incentive opportunity at $2,137,500, representing 112.5% of his target opportunity and 75% of his maximum opportunity. Mr. Hicks’s 2017 annual incentive payout represented an approximate 16.2% decrease from his 2016 annual incentive payout. Regarding individual performance of the other Named Executive Officers, Mr. Hicks’s recommendations reflected his assessment of superior performance with respect to their core responsibilities, and achievement of their 2017 objectives, partially offset, in the case of Messrs. Brandon, Sennott and Dalrymple the team approach taken to final payout recommendations. Following the evaluations by Mr. Hicks of the other Named Executive Officers, the Compensation Committee authorized payouts of 2017 annual bonus opportunities at 125% of target and 75% of maximum to Messrs. Brandon, Dalrymple, and Sennott and at maximum for Mr. Gorham under the 2015 MIP for an aggregate payout to them in the amount of approximately $2.6 million, an approximate 20.0% decrease from the aggregate prior year annual incentive payout to them.

Long-Term Equity-Based Incentive Compensation

In 2017, we made awards of long-term incentive compensation to our Named Executive Officers under the 2012 LTIP. Historically, long-term incentive awards have been made primarily in the form of performance shares and, in certain cases, shares of restricted stock and restricted stock units. Awards of performance shares under the 2012 LTIP are intended to provide a pay-for-performance component of compensation based upon the achievement of longer-term financial objectives focused on growth in book value per share. Awards of restricted stock or restricted stock units under the 2012 LTIP are intended to provide a retention component of compensation, the value of which is tied to the market price of our common stock.

Performance Shares

For the 2017-2020 award period, the Compensation Committee based the number of performance shares awarded to each Named Executive Officer upon a percentage of such officer’s 2017 salary (as determined by the Compensation Committee) divided by the average closing prices of common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2017 salary were as follows:

	2017 Salary	Opportunity%	Opportunity $
Mr. Hicks	$1,000,000	450	$4,500,000
Mr. Brandon	850,000	300	2,550,000
Mr. Dalrymple	670,000	100	670,000
Mr. Gorham	620,000	50	310,000
Mr. Sennott	670,000	100	670,000

Total 2017 Performance Share Opportunities			$8,700,000

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility, internal comparability, the implicit impact of the various Named Executive Officers on the accomplishment of Alleghany’s financial, strategic and operational objectives, and competitive considerations. With respect to Mr. Hicks in particular, his 2017 performance share award reflected the Compensation Committee’s determination to tie Mr. Hicks’s compensation closely to Alleghany’s financial performance and its views of the challenge of meeting the financial performance goals for the 2017-2020 award period in light of the current interest rate and (re)insurance market environments. For 2017 performance share awards, the opportunities for each of our Named Executive Officers, expressed as a percentage of salary, were the same as those set forth above for 2016, except for Mr. Hicks whose opportunity at target was increased to 450% of salary from 400% of salary.

In making performance share awards for the 2017-2020 period, the Compensation Committee considered:

•	Alleghany’s financial objective in the current economic environment of growing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage or taking imprudent risks;

•	the prevailing financial and economic conditions and uncertainties;

•	the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on maintaining Alleghany’s financial strength; and

•	its desire to set performance goals at levels high enough to encourage strong performance but still reasonably attainable to avoid encouraging the use of excessive financial leverage or taking of imprudent risks.

•	the current 10-year U.S. Treasury rates and equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market.

Taking into account such conditions, the Compensation Committee set the following performance goals for the 2017-2020 period:

•	maximum payouts at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2017 LTIP) of 9% or more over the four-year award period ending December 31, 2020, as adjusted for stock dividends;

•	target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 7%, and payouts at 50% of the value of one share of common stock on the payout date if such growth equals 5%, with payouts for growth between the foregoing levels to be determined by straight line interpolation; and

•	no payouts if such growth is less than 5%.

The Compensation Committee believed that the above payout thresholds would continue to be challenging to meet, particularly in light of slow economic growth, a prolonged period of very low interest rates when a significant portion of Alleghany’s (re)insurance subsidiary investment assets are required to be held in high-quality fixed income securities, relatively high current valuations in equity markets and the imperative to maintain underwriting discipline, even if it means shrinking top-line growth, in the continuing extremely competitive reinsurance and insurance markets due to an abundance of both traditional and new alternative underwriting capacity.

Restricted Stock Units

In 2017, long-term incentive opportunities for Mr. Dalrymple and Mr. Sennott included restricted stock units, representing awards set at 50% of their respective base salaries, which cliff-vest four years from date of grant. These grants of restricted stock units are intended to further align Mr. Dalrymple’s and Mr. Sennott’s interests with those of our stockholders, while incenting the prudence desired in their roles as General Counsel and chief financial officer in preserving stockholder value.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2017, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Deferred Compensation Plan

We credit an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is our intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all or part of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest, treated as though invested in our common stock or increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Retirement Plan

Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. Effective December 31, 2013, the Retirement Plan was closed to new participants and no additional benefits for existing participants accrue after such date. Any participant who was not vested in his or her accrued benefit as of December 31, 2013 will continue to have future service with Alleghany credited toward the Retirement Plan’s five-year vesting requirement.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance goals that were subsequently restated or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Hedging and Pledging Policies

We maintain a policy on insider trading and compliance that prohibits our officers from directly or indirectly purchasing or using financial instruments that are designed to hedge or offset any decrease in the market value of Alleghany securities they own. In addition, under such policy, officers are prohibited from pledging Alleghany securities as collateral.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock having an aggregate value (based upon the higher of market value or book value) equal to a multiple of base salary, as follows: for our

President and chief executive officer, the multiple is five times base salary; for our Executive Vice President, the multiple is four times base salary; for our Senior Vice Presidents, the multiple is three times base salary; and for our Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock (net of taxes) paid out to them under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

January 2017 Compensation Determinations

When 2017 incentive compensation determinations were made, we were not allowed a deduction under Section 162(m) of the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” included our President and chief executive officer and our three other most highly compensated executive officers (not including our chief financial officer) who were in our employ and were officers at the end of the tax year. Among other exceptions, the deduction limit did not apply to compensation that met the specified requirements under Section 162(m) of the Code for “performance-based compensation.” In general, those requirements included the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permitted the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but did not permit discretionary adjustments to performance goals that would increase payouts.

The 2015 MIP permitted the Compensation Committee to grant awards that were intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, or “qualifying awards,” and awards that were not intended to qualify as “performance-based” compensation, or “non-qualifying awards.” Consistent with the 2015 MIP and the Compensation Committee’s consideration and balancing of its executive compensation objectives, the amounts identified under the Stock Awards and Non-Equity Incentive Plan columns of the Summary Compensation Table on page 58 paid to Messrs. Hicks, Brandon, Dalrymple and Gorham for 2017, 2016 and 2015 are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, except for the restricted stock units awarded to Mr. Dalrymple in those years. Mr. Sennott’s compensation reflected in the Summary Compensation Table for 2017, 2016 and 2015 did not have to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code because a person serving as our chief financial officer at the end of a given year was not a “covered” employee for purposes of Section 162(m) of the Code for such year.

The Compensation Committee believes that establishing appropriate compensation arrangements to retain and incent our executive officers best serves our interests and the interests of our stockholders. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all executive compensation must be deductible. However, the Compensation Committee also believes that, when appropriate, consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers.

The Tax Cuts and Jobs Act of 2017

The Tax Cuts and Jobs Act, enacted on December 22, 2017, or the “TCJA”, substantially modified Section 162(m) of the Code and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to the Named Executive Officers in excess of $1 million will generally be nondeductible, regardless of whether it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m), or, the “Covered Employees”, will include any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the chief executive officer and chief financial officer) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The TCJA includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Compensation Committee determines that doing so is in the best interests of Alleghany.

January 2018 Compensation Determinations

Salary adjustments for the coming year and new incentive awards are generally made by the Compensation Committee in January each year. In this regard, at its meeting in January 2018, the Compensation Committee determined 2018 salaries and 2018 annual incentive award opportunities for each of the Named Executive Officers. At its meeting in February 2018, the Compensation Committee determined 2018-2021 long-term incentive awards for each of the Named Executive Officers. In making these awards, the Compensation Committee had determined to keep the general structure of its annual incentive and long-term incentive programs in place in light of the TCJA’s recent passage and inability to fully assess its impact on Alleghany’s compensation programs. During 2018, the Compensation Committee will work with FW Cook and management to consider the impact of the TCJA on Alleghany’s compensation programs and possible changes with respect thereto.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of our design and review of our group-wide executive incentive plans, and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether our risk management and incentive objectives are being met with respect to group-wide employee incentives. Our material risks include investment risk (debt and equity), as well as catastrophe losses and material mispricing of risk at our insurance and reinsurance subsidiaries. The Board’s and management’s risk oversight is discussed on pages 16 and 17. The Compensation Committee does not believe that risks arising from our group-wide compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Alleghany. In this regard, as discussed on pages 40 and 41, our short and long-term incentive plans are capped at individual levels so as not to incent imprudent risk taking to achieve outsized payouts. In addition, our officers are required to own a substantial amount of common stock to ensure that they maintain a significant stake in our long-term success, and we have in place a compensation clawback policy applicable to our officers to further discourage imprudent risk taking. Further, we do not grant stock options to officers as we do not wish to reward or punish them for exogenous short-term market price movements. The management teams of our insurance and reinsurance subsidiaries are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and our strategy and risk appetite, and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk appetite.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of our Named Executive Officers during 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	SEC Total	Total not Including Change in Pension Value(5)
Weston M. Hicks	2017	$1,000,000	—	$4,502,372	$2,137,500	$1,844,203	$163,287	$9,647,362	$7,803,159
President and chief executive officer	2016	1,000,000	—	3,914,614	2,550,000	945,832	162,482	8,572,928	7,627,096
	2015	1,000,000	—	4,026,509	1,700,000	—	166,176	6,892,685	6,892,685

Joseph P. Brandon	2017	850,000	—	2,551,040	1,275,000	137,703	136,930	4,950,673	4,812,970
Executive Vice President	2016	825,000	—	2,421,908	1,650,000	81,904	132,650	5,111,462	5,029,558
	2015	800,000	—	2,415,815	1,620,000	—	132,716	4,968,531	4,968,531

Christopher K. Dalrymple	2017	670,000	—	1,005,195	502,000	416,635	106,674	2,700,504	2,283,869
Senior Vice President, General Counsel and Secretary	2016 2015	650,000 630,000	— —	953,985 951,133	650,000 614,250	223,156 —	103,256 103,890	2,580,397 2,299,273	2,357,241 2,299,273

Roger B. Gorham(6)	2017	620,000	—	309,900	310,000	314,528	99,997	1,654,425	1,339,897
Former Senior Vice President - Head of Fixed Income and Treasurer	2016 2015	600,000 600,000	— —	293,678 271,557	300,000 270,000	187,310 256,464	96,708 100,572	1,477,696 1,498,593	1,290,386 1,242,129

John L. Sennott, Jr.	2017	670,000	—	1,005,195	502,000	—	107,135	2,284,330	2,284,330
Senior Vice President and chief financial officer	2016	650,000	—	953,985	650,000	—	103,753	2,357,738	2,357,738
	2015	630,000	—	951,133	614,250	—	104,422	2,299,805	2,299,805

(1)	Represents the grant date fair value of performance shares granted to the Named Executive Officers listed below under the 2012 LTIP, computed in accordance with ASC 718. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in the Form 10-K. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2017	2016	2015
Mr. Hicks	$6,753,558	$5,871,922	$6,039,764
Mr. Brandon	3,826,559	3,632,861	3,623,722
Mr. Dalrymple	1,005,499	953,986	951,133
Mr. Gorham	464,849	440,517	407,336
Mr. Sennott	1,005,499	953,986	951,133

For Mr. Dalrymple and Mr. Sennott, the amounts in this column also include the grant date fair value of restricted stock units awarded to them under the 2012 LTIP as follows:

Year	Restricted Stock Units(#)	Grant Date Fair Value($)
2017	550	$334,862
2016	680	317,995
2015	697	317,044

(2)	Represents cash incentive earned pursuant to awards under the 2015 MIP.

(3)

Reflects change in actuarial present value of pension benefits during 2017, 2016 and 2015. For Mr. Sennott, reflects that he is not a participant in the Retirement Plan. Change in actuarial present value of pension benefits is subject to many external variables, such as interest rates, that are not related to Alleghany performance. In this regard, approximately $1.3 million of the amount for 2017 relates to the decrease in the discount rate set mechanically by accounting policy in reference to a third-party benchmark. The actual change in pension value in 2015 was negative for Messrs. Hicks, Brandon and Dalrymple. However, SEC regulations do not allow for inclusion of negative pension amounts in the Summary Compensation Table. Based on the above, we do not believe a year-over-year change in actuarial pension value is helpful in evaluating compensation for comparative purposes, and believe that stockholders may find the detailed explanation of changes in actuarial pension value for Messrs. Hicks, Brandon, Dalrymple and Gorham under “Change in Pension Value” on page 61 and the discussion of accumulated pension benefits under “Pension Benefits” on pages 67 through 69 to be useful for an understanding of the pension benefits provided to the Named Executive Officers.

(4)	All Other Compensation amounts reflect the following items:

Name	Year	Life Insurance and Long-Term Disability(a)	Tax Reimbursement(b)	Savings Benefit(c)	Total
Weston M. Hicks	2017	$6,600	$6,687	$150,000	$163,287
	2016	6,200	6,282	150,000	$162,482
	2015	8,035	8,141	150,000	166,176

Joseph P. Brandon	2017	$5,008	$4,579	$127,344	$136,931
	2016	4,731	4,325	123,594	132,650
	2015	6,643	6,073	120,000	132,716

Christopher K. Dalrymple	2017	$3,290	$3,008	$100,375	$106,673
	2016	3,072	2,809	97,375	103,256
	2015	5,003	4,574	94,313	103,890

Roger B. Gorham	2017	$3,655	$3,342	$93,000	$ 99,997
	2016	3,504	3,204	90,000	96,708
	2015	5,523	5,049	90,000	100,572

John L. Sennott, Jr	2017	$3,532	$3,229	$100,375	$107,136
	2016	3,332	3,046	97,375	103,753
	2015	5,281	4,828	94,313	104,422

(a)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(b)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s life insurance and long-term disability policies as described above in each of the years presented.

(c)	Reflects savings benefit amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 65 to 67 in the narrative accompanying the Nonqualified Deferred Compensation table.

(5)

The amounts in this column may differ substantially from, and are not a substitute for, the amounts reported in the “SEC Total” column. The amounts reported in this column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in the

Summary Compensation Table in any given year. To facilitate that understanding, this column shows total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the value reported in the “Change in Pension value and Nonqualified Deferred Compensation Earnings” column (but including the nonqualified deferred compensation earnings reported in that column, if any) from the amounts reported in the “SEC Total” column. The calculation of the pension values and the causes of the significant year-over-year changes in pension value are and believe that stockholders may find the detailed explanation of changes in actuarial pension value for Messrs. Hicks, Brandon, Dalrymple and Gorham under “Change in Pension Value” on page 61 and the discussion of accumulated pension benefits under “Pension Benefits” on pages 67 through 69 to be useful for an understanding of the pension benefits provided to the Named Executive Officers.

(6)	Mr. Gorham retired from his positions as Senior Vice President — Head of Fixed Income and Treasurer of Alleghany effective March 1, 2018.

Grants of Plan-Based Awards in 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Share of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards($)(4)
		Target($)	Maximum($)	Threshold (#)	Target (#)	Maximum (#)
Weston M. Hicks	1/17/2017	1,900,000	2,850,000	3,698	7,395	11,093	—	4,502,372
Joseph P. Brandon	1/17/2017	1,130,500	1,700,000	2,095	4,190	6,285	—	2,551,040
Christopher K. Dalrymple	1/17/2017	449,000	670,000	551	1,101	1,652	550	1,005,195
Roger B. Gorham	1/17/2017	205,000	310,000	255	509	764	—	309,700
John L. Sennott, Jr.	1/17/2017	449,000	670,000	551	1,101	1,652	550	1,005,195

(1)	Reflects awards under the 2015 MIP. For Messrs. Brandon, Hicks, Dalrymple, Gorham and Sennott, target and maximum amounts reflect the range of awards that each such Named Executive Officer could have earned based upon Alleghany achieving a specified financial performance objective, subject to reduction in respect of Alleghany performance and/or individual performance. These amounts are subject to decrease (but not increase) at the discretion of the Compensation Committee based upon its evaluation of Alleghany’s overall financial and operational performance and their individual performance.

(2)	Reflects the gross number of shares of common stock payable in connection with awards of performance shares for the 2017-2020 award period granted under the 2012 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share (as defined by the Compensation Committee pursuant to the 2012 LTIP) equals 5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 7% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 9% in the award period. If average annual compound growth in Book Value Per Share is less than 5%, none of these performance shares would be payable.

(3)	Reflects the awards to each of Mr. Dalrymple and Mr. Sennott under the 2012 LTIP of restricted stock units that cliff vest on the four-year anniversary of the grant date.

(4)	Reflects the 2017 value of performance share awards for the 2017-2020 award period under the 2012 LTIP for the Named Executive Officer, computed in accordance with ASC 718, assuming payouts at target and restricted stock units awarded to each of Mr. Dalrymple and Mr. Sennott.

Narrative Discussion Relating to the Summary Compensation Table and

Grants of Plan-Based Awards Table

Change in Pension Value

Effective December 31, 2013, the Retirement Plan was closed to new participants and was “frozen” for existing participants so that no additional benefits would accrue after such date. Despite the freezing of the Retirement Plan, the Summary Compensation Table on page 58 may still show an increase or decrease in the value of our Named Executive Officers’ pension benefits. These changes in value are primarily driven by external variables, such as the discount rate, the mortality tables used and the passage of time. Set out below is a table showing the components of the change in pension value for the years 2015-2017 for our Named Executive Officers who are participants in the Retirement Plan.

Name	Year	(Increase) Decrease in Discount Rate(1)	Change in Mortality Table(2)	Passage of Time/Age Increase(3)	Value of Benefits Accrued During the Year	Total Change in Pension Value(4)
Weston M. Hicks	2017	$1,353,162	$—	$491,041	—	$1,844,203
	2016	490,169	(25,871)	481,534	—	945,832
	2015	(478,042)	—	454,163	—	(23,879)

Joseph P. Brandon	2017	$97,455	$—	$40,248	—	$137,703
	2016	44,939	(2,317)	39,282	—	81,904
	2015	(43,777)	—	37,233	—	(6,544)

Christopher K. Dalrymple	2017	$328,206	$—	$88,429	—	$416,635
	2016	145,194	(6,510)	84,472	—	223,156
	2015	(140,953)	—	81,866	—	(59,087)

Roger B. Gorham	2017	$202,912	$—	$111,616	—	$314,528
	2016	72,774	(1,651)	116,187	—	187,310
	2015	(69,311)	231,910	93,865	—	256,464

(1)	For 2017, the discount rate used was 3.50%; for 2016, the discount rate used was 4.0%; and for 2015 the discount rate used was 4.25%.

(2)	For the Retirement Plan year ending in 2015, Alleghany amended the Plan to adjust the mortality basis used to compute the present values for lump sums to the RP-2014 Annuitant male/female (50/50) blended basis mortality table using Scale MP-2014 with generational projection. For the Retirement Plan year ending in 2016, Alleghany elected to change the mortality assumption used to compute the present values for annuities to the RP-2014 base table with white collar adjustment and Scale MP-2016, which reflect updated mortality tables issued by the Society of Actuaries in October 2016. In accordance with the Plan, the same mortality table change, using a male/female (50/50) blended basis, applied to the calculation of lump sums. For the Retirement Plan year ending in 2017, Alleghany did not change the mortality assumptions.

(3)	Represents the change attributable to passage of time and increase in participant’s age.

(4)	Calculated in accordance with SEC rules governing preparation of the Summary Compensation Table on page 58 except for Messrs. Hicks, Brandon and Dalrymple in 2015, as SEC rules do not allow for inclusion of negative pension amounts in the Summary Compensation Table.

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement, Mr. Hicks’s salary is to be reviewed annually. In addition, if Mr. Hicks’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’s duties. “Total Disability” is defined as Mr. Hicks’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period. The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

Employment Agreement with Joseph P. Brandon

On November 20, 2011, Alleghany and Mr. Brandon entered into an employment agreement which became effective on March 6, 2012 upon the closing of the TransRe acquisition, under which Mr. Brandon agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Brandon’s salary is to be reviewed annually for increases but shall not be decreased.

•	If Mr. Brandon’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof; or willful gross misconduct in connection with the performance of any of Mr. Brandon’s duties. “Total Disability” is defined as Mr. Brandon’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•	Mr. Brandon and Alleghany entered into a restricted stock unit matching grant agreement dated as of March 6, 2012, whereby Mr. Brandon was to receive a restricted stock unit matching grant under the 2007 LTIP of one restricted stock unit for every share of common stock Mr. Brandon purchased or received pursuant to stock dividends on those purchased shares, or “JPB Owned Shares,” on or before September 3, 2012 up to a maximum of $5.0 million worth of common stock. Material terms of this matching grant agreement, or the “JPB Matching Grant Agreement,” are discussed below.

The employment agreement was the result of an arm’s-length negotiation between the Board and Mr. Brandon and was approved by the Compensation Committee and the Board. The Board determined that such provisions were appropriate and helpful in recruiting Mr. Brandon and completing the TransRe acquisition.

2012 Restricted Stock Unit Matching Grant Award to Mr. Brandon

Between March 6, 2012 and September 3, 2012, Mr. Brandon purchased 9,023 shares of common stock and, pursuant to the JPB Matching Grant Agreement, Alleghany credited him with 9,023 restricted stock units. These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Brandon to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the JPB Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Brandon is entitled to payment.

Pursuant to the terms of the JPB Matching Grant Agreement, the restricted stock units vest over a seven-year period, with 15% of the restricted stock units vesting on each of the first six anniversaries of the date of grant and 10% of the restricted stock units vesting on the seventh anniversary of the date of grant. The restricted stock units are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine within ten business days of the applicable vesting date. If Mr. Brandon is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the JPB Matching Grant Agreement), the restricted stock units scheduled to vest during such year shall vest on a pro rata basis for the amount of time Mr. Brandon was employed during such year. If Mr. Brandon voluntarily terminates his employment or Alleghany terminates his employment for Cause, all unvested restricted units shall be forfeited. Mr. Brandon has no voting or other rights in respect of the restricted stock units.

Mr. Brandon must maintain unencumbered beneficial ownership of the JPB Owned Shares continuously throughout the period commencing with the initial purchase of JPB Owned Shares and ending on the earliest to occur of (i) March 6, 2019, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock. To the extent Mr. Brandon fails to do so, he will forfeit one restricted stock unit for each JPB Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time.

Agreements with Mr. Gorham

Effective February 21, 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate to $1.2 million on a gross basis, payable in accordance with Alleghany’s normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. “Cause” is defined as conviction of a felony, willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof, or willful gross misconduct in connection with the performance of any of Mr. Gorham’s duties. “Total Disability” is defined as Mr. Gorham’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period. This letter agreement was terminated effective March 1, 2018, upon Mr. Gorham’s retirement.

Effective March 2, 2018, following his retirement, Mr. Gorham and Alleghany entered into a consulting arrangement pursuant to which Mr. Gorham agreed to provide consulting services primarily related to assisting his successor and Alleghany’s Senior Vice President and chief financial officer in executing responsibilities for Alleghany’s fixed income portfolio. In addition to fixed income portfolio support, upon the request of management, Mr. Gorham will also provide input to Alleghany management on topics of corporate finance, real estate investments, and asset allocation analysis. Pursuant to the terms of this consulting arrangement, Mr. Gorham will be paid a consulting fee of $25,000 per month. Such consulting arrangement will expire on March 2, 2019, unless so extended by Alleghany for an additional one-year term.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Weston M. Hicks	—		—		15,197	(1)	9,046,780
	—		—		13,278	(2)	7,904,659
	—		—		12,557	(3)	7,475,136
	—		—		11,093	(4)	6,603,587

Joseph P. Brandon	2,256		1,342,893	(5)	9,119	(1)	5,428,425
	—		—		7,967	(2)	4,742,617
	—		—		7,769	(3)	4,624,743
	—		—		6,285	(4)	3,741,586

Christopher K. Dalrymple	759	(6)	451,848		2,279	(1)	1,356,437
	697	(7)	414,938		2,091	(2)	1,244,814
	680	(8)	404,818		2,040	(3)	1,214,453
	550	(9)	327,426		1,652	(4)	983,171

Roger B. Gorham	—		—		911	(1)	542,039
	—		—		896	(2)	533,109
	—		—		942	(3)	560,791
	—		—		764	(4)	454,527

John L. Sennott, Jr.	759	(6)	451,848		2,279	(1)	1,356,437
	697	(7)	414,938		2,091	(2)	1,244,814
	680	(8)	404,818		2,040	(3)	1,214,453
	550	(9)	327,426		1,652	(4)	983,171

(1)	Performance shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2017.

(2)	Performance Shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2018.

(3)	Performance Shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2019.

(4)	Performance Shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2020.

(5)	Restricted stock units granted under the 2007 LTIP which vest over a seven year period, with 15% vesting on each of the first six anniversaries of date of grant and 10% vesting on the seventh anniversary of the date of grant. The terms of this award are described in more detail on pages 62 and 63.

(6)	Restricted stock unit award granted under the 2012 LTIP which cliff vests on January 15, 2018, the fourth anniversary of the date of grant.

(7)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on January 15, 2019, the fourth anniversary of the date of grant.

(8)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on February 3, 2020, the fourth anniversary of the date of grant.

(9)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on January 19, 2021, the fourth anniversary of the date of grant.

2017 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Dollar Value Realized on Vesting
Weston M. Hicks	14,608	$9,462,478
Joseph P. Brandon(2)	9,144	5,811,628
Christopher K. Dalrymple	2,901	1,836,136
Roger B. Gorham	857	555,130
John L. Sennott, Jr.	1,840	1,191,878

(1)	For each of Mr. Hicks, Brandon, Dalrymple, Gorham and Sennott, includes the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 22, 2017 with respect to the award period ending December 31, 2016. Payouts of such performance shares were made at 130% of target. The gross number of performance shares vested, and the form of payment, were as follows: Mr. Hicks, 14,608 shares with a dollar value of $9,462,478 (paid in cash); Mr. Brandon, 9,144 shares with a dollar value of $5,811,628 (paid in the form of 1,327 shares of common stock and $4,979,057 in cash); Mr. Dalrymple, 2,901 shares with a dollar value of $1,836,136 (paid in the form of 207 shares of common stock and $1,702,050 in cash); Mr. Gorham, 857 shares with a dollar value of $554,130 (paid in cash); and Mr. Sennott, 1,840 shares with a dollar value of $1,191,878 (paid in the form of 485 shares of common stock and $877,715 in cash).

(2)	Includes 1,353 restricted stock units which vested on September 3, 2017 pursuant to the JPB Matching Grant Agreement. The terms of this award are described in more detail on pages 62 and 63.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Weston M. Hicks	—	$150,000	$191,777	$(3,525)	$3,529,738
Joseph P. Brandon	—	127,344	29,395	(2,993)	822,895
Christopher K. Dalrymple	—	100,375	59,000	(2,358)	1,191,171
Roger B. Gorham	602,083	92,875	102,078	(16,333)	2,486,466
John L. Sennott, Jr.	—	100,375	(7,253)	(2,359)	521,784

(1)	Such amounts are included as a component of “All Other Compensation” for 2017 set forth in the Summary Compensation Table on page 58 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2017. Such amounts are not included in the Summary Compensation Table on page 58 as these amounts are not considered to be above-market interest.

The Deferred Compensation Plan, which was established in January 1982 and amended and restated in December 2014, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All officers, including our Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment as an officer of Alleghany.

Under the Deferred Compensation Plan, each calendar quarter, we credit a book reserve account for each officer who is a participant at any time during such quarter with an amount equal to 3.75% of the officer’s base annual salary. This quarterly credit results in an annual credit of 15% of a participant’s base annual salary, which we refer to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with:

•	interest at the prime rate (the “Prime Rate Alternative”);

•	treated as though invested in common stock (the “Common Stock Alternative”); or

•	increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share(the “Stockholders’ Equity Alternative”).

In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant. If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month.

Amounts treated as invested in common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the NYSE Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

With respect to 2017, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; Mr. Brandon and Mr. Gorham elected to have the Prime Rate Alternative apply to their Savings Benefit Credit; Mr. Sennott elected the Common Stock Alternative to apply to his Savings Benefit Credit; and Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2012 LTIP or 2017 LTIP may be deferred under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prime rate, unless a participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in common stock is also subject to compliance with applicable securities laws.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service for Benefit Accrual	Present Value of Accumulated Benefit(1)		Payments During Last Fiscal Year
Weston M. Hicks	Alleghany Corporation Retirement Plan	11	$14,120,238		—
Joseph P. Brandon	Alleghany Corporation Retirement Plan	2	1,143,892		—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	12	2,627,354		—
Roger B. Gorham	Alleghany Corporation Retirement Plan	9	3,104,922		—
John L. Sennott, Jr.	Alleghany Corporation Retirement Plan	—	—	(2)	—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2017 by the Named Executive Officers, based in part on (i) their years of credited service as of December 31, 2013, as indicated in the table, and (ii) the Named Executive Officers’ average compensation as of December 31, 2013 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks, $1,000,000 for Mr. Brandon, $995,075 for Mr. Gorham and $459,167 for Mr. Dalrymple. The actuarial assumptions used to compute the present values for annuities are a discount rate of 3.50% and the RP-2014 Annuitants sex-distinct tables with white collar adjustment and Scale MP-2016 with generational projection. The actuarial assumptions used to compute the present values for lump sums are a discount rate of 3.50% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the RP-2014 Annuitant male/female (50/50) blended basis mortality table with white collar adjustment and Scale MP-2016 with generational projection.

(2)	Mr. Sennott commenced employment on April 16, 2013. In light of the expected amendment to the Retirement Plan which occurred in July 2013 and was effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

The Retirement Plan provides retirement benefits for our employees who are elected officers and who are designated as participants by the Board, including the Named Executive Officers. On July 16, 2013, the Board approved an amendment to the Retirement Plan effective December 31, 2013, whereby the Retirement Plan was closed to new participants and no additional benefit accruals would occur for existing participants after such date. Pursuant to this amendment, base compensation and future years of service are not taken into account when calculating a participant’s retirement benefits. However, future years of service with Alleghany by any participant who was not vested in his or her accrued benefit as of the freeze date will continue to have such service credited toward the Retirement Plan’s five-year vesting requirement. Furthermore, such future years of service will count towards early retirement eligibility and early retirement benefits determination for all participants. On November 17, 2015, the Board approved an amendment, or the “Plan Amendment,” to the Retirement Plan effective December 31, 2015. The Plan Amendment provides for the automatic adjustment of the mortality table used to make certain calculations in the Retirement Plan, in order to reflect revised mortality projections determined by Alleghany in accordance with applicable accounting guidance.

Retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (i) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (ii) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 based upon years of service credited at December 31, 2013, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the ten years ending December 31, 2013 or, if shorter, the full calendar years of employment. The retirement benefit payable to a participant who retires on reaching age 65 with more than five but fewer than 15 years of service will equal the amount produced by the formula set forth in clause (ii) of the preceding sentence multiplied by a fraction the numerator of which is the number of the participant’s years of service at December 31, 2013 and the denominator of which is 15, or, if greater, the retirement benefit accrued at December 31, 2010.

For purposes of the formula, base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years. For computations involving years when annual cash bonuses are included in the formula for determining the amount of the retirement benefit, the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, with such base salary amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age, which is defined as age 65 with 15 years of service. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account additional years of service, salary increases and (for years prior to 2011) bonuses paid through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates.

As of December 31, 2017, Mr. Hicks was age 61 and had 15 years of credited service (for the purpose of early retirement qualification), thus he could have retired and begun to receive a retirement benefit as of that date. If Mr. Hicks had retired on December 31, 2017, the present value of his early retirement benefit would have been $15,247,820. As of December 31, 2017, Mr. Gorham was age 55 and had 13 years of credited service (for the purpose of early retirement qualification), thus he could have retired and begun to receive a retirement benefit as of that date. If Mr. Gorham had retired on December 31, 2017, the present value of his early retirement benefit would have been $2,042,249. As of December 31, 2017, Mr. Brandon was age 55 and had 5 years of credited service (for the purpose of early retirement qualification), thus he could have retired and begun to receive a retirement benefit as of that date. If Mr. Brandon had retired on December 31, 2017, the present value of his early retirement benefit would have been $995,348. As of December 31, 2017, Mr. Dalrymple was under age 55, thus he would not have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Mr. Dalrymple had retired on December 31, 2017, the present value of his retirement benefits assuming commencement at his earliest retirement date and reflecting his benefit elections under Section 409A of the Code would have been $1,596,513. As noted above, in anticipation of the closing of the Retirement Plan to new participants effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

Payments Upon Termination of Employment

The table below provides information regarding the amounts that Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott would be eligible to receive upon any termination of employment by Alleghany other than for “Cause,” if such termination of employment occurred on December 31, 2017:

Name	Severance under Employment Agreement(1)	Payments under Restricted Stock Unit Matching Grant Award(2)	Acceleration of Payment of Awards under 2012 LTIP(3)	Acceleration of Payment of Awards under 2015 MIP(4)	Retirement Plan(5)	Deferred Compensation Plan(6)	Total
Weston M. Hicks	$1,000,000	—	$14,737,390	$2,137,500	$15,247,820	$3,529,738	$36,652,448
Joseph P. Brandon	1,000,000	$1,342,893	8,841,589	1,275,000	995,348	822,895	14,277,725
Christopher K. Dalrymple	—	—	2,265,716	502,000	1,596,513	1,191,171	5,555,400
Roger B. Gorham	1,200,000	—	960,861	310,000	2,042,249	2,486,466	6,999,576
John L. Sennott, Jr.	—	—	2,265,716	502,000	—	521,784	3,289,500

(1)	These amounts would be paid by Alleghany upon termination other than for Cause, death or Total Disability (as such terms are defined in the respective employment agreements) in the form of continued payments of base salary in accordance with our normal payroll and procedures.

(2)	Reflects award amount payable to Mr. Brandon under the JPB Matching Grant Agreement if Mr. Brandon was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such agreement). The terms of the JPB Matching Grant Agreement are described on pages 62 and 63.

(3)	Reflects payment on a pro rata basis of all outstanding LTIP awards, including amounts paid in February 2018 for the award period ending December 31, 2017, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(4)	Reflects annual incentive earned in respect of 2017 under the 2015 MIP. These amounts, earned in respect of 2017 performance, were paid to the Named Executive Officers in February 2018 as reported in the Summary Compensation Table on page 58 and as described on pages 49 through 53.

(5)	Reflects payment of vested pension benefits, computed as of December 31, 2017, under the Retirement Plan to Messrs. Hicks, Dalrymple and Gorham. Mr. Brandon was not vested in the Retirement Plan as of December 31, 2017 and Mr. Sennott is not a participant in the Retirement Plan. The determination of these pension benefits is described in more detail on pages 67 through 69. This amount does not include retiree life insurance death benefit, equal to the annual salary of a participant at the date of retirement, payable to our Named Executive Officers.

(6)	Reflects the aggregate vested account balance at December 31, 2017 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to their employment agreements with Alleghany, Messrs. Hicks and Brandon would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on pages 62 and 63, the JPB Matching Grant Agreement provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of Mr. Brandon’s death or Total Disability. In February 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate $1.2 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board, as well as Alleghany’s chief executive officer in Mr. Brandon and Gorham’s cases, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. We do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment; although the JPB Matching Grant Agreement does provide that Mr. Brandon’s holding requirement for JPB Owned Shares will lapse upon a change of control.

A number of the plans described in this Proxy Statement have provisions that may result in payments upon termination of employment under certain circumstances as described below.

2012 LTIP and 2017 LTIP

Awards under our 2012 LTIP and 2017 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2012 LTIP and 2017 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the December 31st immediately prior to date of termination, as determined by the Compensation Committee.

2015 MIP

Our 2015 MIP also provides that, in the event of a participant’s death or disability prior to the end of the award period for an outstanding award, the participant (or in the event of the participant’s death, the participant’s beneficiary) shall receive such portion of the award, if any, as determined by the Compensation Committee in its sole discretion. If the employment of a participant who has received a qualifying award is otherwise terminated during an award period, the participant shall not be entitled to receive any payment for such award unless the performance goals applicable to such award are achieved and certified by the Compensation Committee, in which case the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the qualifying award that would be payable to the participant upon the achievement of those performance goals. Pursuant to the 2015 MIP, if a participant who has received a non-qualifying award terminates employment for any reason (other than death or disability), the Compensation Committee, in its sole discretion, may determine that the participant is entitled to receive payment of all or any part of the non-qualifying award.

Retirement Plan and Deferred Compensation Plan

Additional payments upon any termination of employment would be made under our Retirement Plan, as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. Termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 67 through 69, and information with respect to the Deferred Compensation Plan is set forth on pages 65 through 67.

CEO Pay Ratio

We are providing the following information about the relationship of the median annual total compensation of our employees and the annualized total compensation of our chief executive officer. For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our chief executive officer) was $74,782; and

•	the annualized total compensation of our chief executive officer was $9,647,362.

Based on this information for 2017, we reasonably estimate that the ratio of our chief executive officer’s annual total compensation to the annual total compensation of our median employee was 129:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

To identify our median employee, we first determined our employee population as of December 31, 2017, or the “Determination Date.” We had 3,603 employees, representing all full-time, part-time, seasonal and temporary employees as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. Our employee population excludes approximately 1,620 employees in WWSC Holdings, Inc., our steel subsidiary, which we acquired in 2017.

Using our payroll records, we then measured the employee population’s taxable income for the period beginning on January 1, 2017 and ending on December 31, 2017. We did not annualize the compensation for employees in temporary or seasonal positions or make any full-time equivalent adjustments.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Named Executive Officers for purposes of the Summary Compensation Table disclosed above. For 2017, the total compensation of our median employee was determined to be $74,782. For 2017, the total compensation of our chief executive officer was $9,647,362. Based on the foregoing, the total compensation amount for our median employee was compared to that of our chief executive officer to determine the pay ratio.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

STOCKHOLDER NOMINATIONS AND PROPOSALS

The By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board; and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting.

In accordance with SEC Rule 14a-8, in order for any proposal of a stockholder to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2018 Annual Meeting of Stockholders, scheduled for Friday, April 26, 2019, the proposal must be received by the Secretary of Alleghany by November 16, 2018.

ADDITIONAL INFORMATION

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany, submitting a new proper proxy dated later than the date of the revoked proxy, or by appearance at the 2018 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2018 Annual Meeting.

Solicitation of proxies will be made by mail, courier, telephone, facsimile or e-mail and, to the extent necessary, by personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons at Alleghany’s expense. Alleghany has retained Georgeson to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,500 plus expenses.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Vote by Internet
• Go to www.envisionreports.com/YAL.
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on April 27, 2018.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —												+
The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.
1. Election of Directors		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1a - William K. Lavin		☐	☐	☐	1b - Phillip M. Martineau	☐	☐	☐	1c - Raymond L.M. Wong	☐	☐	☐
										For	Against	Abstain

2. Ratification of Independent Registered Public Accounting Firm

    Ratification of selection of Ernst & Young LLP as Alleghany Corporation’s independent registered public accounting firm for fiscal 2018.

										☐	☐	☐
										For	Against	Abstain
3. Say-on-Pay Advisory vote to approve the compensation of the named executive officers of Alleghany Corporation.										☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

                                         02IMAE

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2018 Annual Meeting of Stockholders to be Held on April 27, 2018.

Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2017 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.

For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

PROXY — ALLEGHANY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ALLEGHANY CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2018

The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the offices of its subsidiary Transatlantic Holdings, Inc., One Liberty Plaza, 17th Floor, New York, New York, on Friday, April 27, 2018 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

C	Non-Voting Items
Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+